Exhibit 10.1

Execution Copy

SECOND AMENDED AND RESTATED SALE AGREEMENT

This SECOND AMENDED AND RESTATED SALE AGREEMENT (this “Agreement”), dated as of September 1, 2014, is by and among MORI SPC Series Corp., a Delaware special purpose corporation (the “Seller”), and Marriott Vacations Worldwide Owner Trust 2011-1, a Delaware statutory trust (the “Issuer”), and their respective permitted successors and assigns.

W I T N E S S E T H:

WHEREAS, the parties hereto entered into the sale agreement, dated as of September 1, 2011 (as amended from time to time, the “Original Sale Agreement”), by and among the Seller and the Issuer;

WHEREAS, the parties hereto entered into the amended and restated sale agreement, dated as of September 1, 2012 (as amended from time to time, the “Amended and Restated Sale Agreement”), amending and restating the Original Sale Agreement;

WHEREAS, the parties hereto desire to amend and restate the Amended and Restated Sale Agreement and all actions required to do so under Section 13 of the Amended and Restated Sale Agreement have been taken;

WHEREAS, (i) on and after the Closing Date, from time to time, the Seller will sell and the Issuer will purchase Timeshare Loans, and (ii) pursuant to that certain third amended and restated indenture and servicing agreement, dated as of September 1, 2014 (as amended, restated, modified and/or supplemented, the “Indenture and Servicing Agreement”), by and among the Issuer, Marriott Ownership Resorts, Inc., a Delaware corporation, as servicer (in such capacity, the “Servicer”) and Wells Fargo Bank, National Association, a national banking association, as indenture trustee (in such capacity, the “Indenture Trustee”) and back-up servicer (in such capacity, the “Back-up Servicer”), the Issuer intends to pledge, among other things, such Timeshare Loans to the Indenture Trustee to secure the Issuer’s Timeshare Loan Backed Variable Funding Notes, Series 2011-1 (the “Notes”);

WHEREAS, the Seller may provide Qualified Substitute Timeshare Loans for Timeshare Loans previously sold to the Issuer hereunder; and

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

SECTION 1. Definitions; Interpretation. Capitalized terms used but not defined herein shall have the meanings specified in “Third Amended and Restated Standard Definitions” attached hereto as Annex A.

1

SECTION 2. Acquisition of Timeshare Loans.

(a) Timeshare Loans. On each Funding Date or Transfer Date, in return for the Timeshare Loan Acquisition Price for each of the Timeshare Loans to be sold on such Funding Date or Transfer Date, as applicable, the Seller does hereby transfer, assign, sell and grant to the Issuer, without recourse (except as provided in Section 6 and Section 8 hereof), any and all of the Seller’s right, title and interest in and to (i) each Timeshare Loan listed on the Schedule of Timeshare Loans related to each Additional Timeshare Loan Supplement, (ii) the Receivables in respect of such Timeshare Loans due on and after the related Cut-Off Date, (iii) the related Timeshare Loan Files, (iv) all Related Security in respect of each such Timeshare Loan, (v) all rights and remedies of the Seller pursuant to the Purchase Agreement, and (vi) all income, payments, proceeds and other benefits and rights related to any of the foregoing (the “Conveyed Timeshare Loan Assets”). The excess amount, if any, between the Timeshare Loan Acquisition Price for a Timeshare Loan and the amount of cash received by the Seller from the Issuer on the related Funding Date or Transfer Date, as applicable, from the proceeds of the Notes, will be a deemed capital contribution to the Issuer (through the Owner, a wholly-owned subsidiary of the Seller). Upon such sale, the ownership of such Timeshare Loan and all collections allocable to principal and interest thereon due after the related Cut-Off Date and all other property interests or rights conveyed pursuant to and referenced in this Section 2(a) shall immediately vest in the Issuer, its successors and assigns. The Seller shall not take any action inconsistent with such ownership nor claim any ownership interest in any Timeshare Loan for any purpose whatsoever other than for consolidated financial and federal and state income tax reporting.

(b) Delivery of Timeshare Loan Files. In connection with the sale, transfer, assignment and conveyance of any Timeshare Loans hereunder, the Issuer hereby directs the Seller and the Seller hereby agrees to deliver or cause to be delivered to the Custodian all related Timeshare Loan Files no later than the applicable Funding Date or Transfer Date, as the case may be.

(c) Collections. The Seller shall deposit or cause to be deposited all collections that are received by it in respect of the Timeshare Loans conveyed hereunder on and after the related Cut-Off Date in the Collection Account.

(d) Limitation of Liability. Neither the Issuer nor any subsequent assignee of the Issuer shall have any obligation or liability with respect to any Timeshare Loan nor shall the Issuer or any subsequent assignee have any liability to any Obligor in respect of any Timeshare Loan. No such obligation or liability is intended to be assumed by the Issuer or any subsequent assignee herewith and any such obligation or liability is hereby expressly disclaimed.

SECTION 3. Intended Characterization; Grant of Security Interest. It is the intention of the parties hereto that each transfer of Timeshare Loans to be made pursuant to the terms hereof shall constitute a sale by the Seller to the Issuer of such Timeshare Loans and the related property described in Section 2 hereof and not a loan secured by such Timeshare Loans

2

and the related property. In the event, however, that a court of competent jurisdiction were to hold that any such transfer constitutes a loan and not a sale, it is the intention of the parties hereto (i) that the Seller shall be deemed to have Granted to the Issuer as of the date hereof a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under each Timeshare Loan whether now owned or hereafter acquired, and the related property as described in Section 2 hereof and (ii) this Agreement shall constitute a security agreement under applicable law. In the event of the characterization of any such transfer as a loan, the amount of interest payable or paid with respect to such loan under the terms of this Agreement shall be limited to an amount which shall not exceed the maximum nonusurious rate of interest allowed by the applicable state law or any applicable law of the United States permitting a higher maximum nonusurious rate that preempts such applicable state law, which could lawfully be contracted for, charged or received (the “Highest Lawful Rate”). In the event any payment of interest on any such loan exceeds the Highest Lawful Rate, the parties hereto stipulate that (a) to the extent possible given the term of such loan, such excess amount previously paid or to be paid with respect to such Timeshare Loans be applied to reduce the principal balance of such Timeshare Loans, and the provisions thereof immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder and (b) to the extent that the reduction of the principal balance of, and the amounts collectible under, such loan and the reformation of the provisions thereof described in the immediately preceding clause (a) is not possible given the term of such loan, such excess amount will be deemed to have been paid with respect to such loan as a result of an error and upon discovery of such error or upon notice thereof by any party hereto such amount shall be refunded by the recipient thereof.

The characterization of the Seller as “debtor” and the Issuer as “secured party” in any financing statement required hereunder is solely for protective purposes and shall in no way be construed as being contrary to the intent of the parties that this transaction be treated as a sale to the Issuer of the Seller’s entire right, title and interest in and to the property specified in the first sentence of this Section 3.

SECTION 4. Conditions Precedent to Acquisition of Timeshare Loans. The obligations of the Issuer to purchase any Timeshare Loans hereunder shall be subject to the satisfaction of the following conditions:

(a) With respect to each Funding Date and Transfer Date, all representations and warranties of the Seller contained in Section 5(a) hereof shall be true and correct on the related Funding Date and Transfer Date, as applicable, as if made on such date, all representations and warranties as to the Timeshare Loans contained in Section 5(b) hereof shall be true and correct on such Funding Date and Transfer Date, as the case may be, and each of the Loan Number, Outstanding Loan Balance, Interest Rate Per Annum and the month and year of Maturity Date with respect to each Timeshare Loan (including each Qualified Substitute Timeshare Loan) as set forth on the Schedule of Timeshare Loans shall be true and correct and all other entries as set forth on the related Schedule of Timeshare Loans shall be true and correct in all material respects on such Funding Date and Transfer Date, as the case may be.

3

(b) On or prior to each Funding Date and Transfer Date, as the case may be, the Seller shall have delivered or shall have caused the delivery of the related Timeshare Loan Files to the Custodian in accordance with Section 2(b) hereof and the Custodian shall have delivered a receipt therefor pursuant to the Custodial Agreement on or prior to the Funding Date or the Transfer Date, as applicable.

(c) The Seller shall have delivered all other information theretofore required or reasonably requested by the Issuer to be delivered by the Seller or performed all other obligations required to be performed as of the Funding Date or Transfer Date, as the case may be, including all filings, recordings and/or registrations as may be necessary in the opinion of the Issuer or the Indenture Trustee to establish and preserve the right, title and interest of the Issuer or the Indenture Trustee, as the case may be, in the related Timeshare Loans, it being understood and agreed that assignments and sales of the Timeshare Loans from MORI to the Seller, from the Seller to the Issuer and the collateral assignment from the Issuer to the Indenture Trustee will not be recorded in real estate records except as required under the Indenture and Servicing Agreement.

(d) On or before the Amendment Effective Date, the Issuer, the Servicer, the Back-Up Servicer and the Indenture Trustee shall have entered into the Indenture and Servicing Agreement and on any Funding Date, the Indenture and Servicing Agreement shall be in full force and effect.

(e) Each Timeshare Loan conveyed on a Funding Date shall be an Eligible Timeshare Loan.

(f) Each of the conditions precedent under Section 4.03 of the Indenture and Servicing Agreement and Section 2.2 of the Note Purchase Agreement shall have been satisfied.

(g) Each Qualified Substitute Timeshare Loan replacing a Timeshare Loan shall satisfy each of the criteria specified in the definition of “Qualified Substitute Timeshare Loan” and each of the conditions in Section 6 herein and in Section 4.06 of the Indenture and Servicing Agreement for substitution of Timeshare Loans shall have been satisfied.

(h) The Seller and the Issuer shall have duly entered, executed and delivered an Additional Timeshare Loan Supplement in the form attached hereto as Exhibit D.

(i) The Seller shall have delivered to the Issuer copies of UCC financing statements covering such Additional Timeshare Loans if necessary to perfect the Issuer’s first priority interest in such Additional Timeshare Loans and the related assets.

(j) The Seller shall have delivered such other certificates and opinions as shall be reasonably requested by the Issuer or its assignee.

4

SECTION 5. Representations and Warranties and Certain Covenants of the Seller.

(a) The Seller represents and warrants to the Issuer and the Indenture Trustee for the benefit of the Noteholders, on each Funding Date and Transfer Date (with respect to the Timeshare Loans or the Qualified Substitute Timeshare Loans transferred on such Funding Date or Transfer Date) as follows:

(i) Due Incorporation; Valid Existence; Good Standing. The Seller is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation; and is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under this Agreement makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business of the Seller or its ability to perform its obligations under this Agreement or any other Facility Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of the Timeshare Loans.

(ii) Possession of Licenses, Certificates, Franchises and Permits. The Seller holds, and at all times during the term of this Agreement will hold, all material licenses, certificates, franchises and permits from all governmental authorities necessary for the conduct of its business, and has received no notice of proceedings relating to the revocation of any such license, certificate, franchise or permit, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect its ability to perform its obligations under this Agreement or any other Facility Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of the Timeshare Loans.

(iii) Corporate Authority and Power. The Seller has, and at all times during the term of this Agreement will have, all requisite corporate power and authority to own its properties, to conduct its business, to execute and deliver this Agreement and all documents and transactions contemplated hereunder and to perform all of its obligations under this Agreement and any other Facility Document to which it is a party or under the transactions contemplated hereunder or thereunder. The Seller has all requisite corporate power and authority to acquire, own, transfer and convey the Timeshare Loans to the Issuer.

(iv) Authorization, Execution and Delivery; Valid and Binding. This Agreement and all other Facility Documents and instruments required or contemplated hereby to be executed and delivered by the Seller have been duly authorized, executed and delivered by the Seller and, assuming the due execution and delivery by, the other party or parties hereto and thereto, constitute legal, valid and binding agreements enforceable against the Seller in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency,

5

reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally applicable in the event of the bankruptcy, insolvency, or reorganization of the Seller and to general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law. This Agreement constitutes a valid transfer of the Seller’s interest in the Timeshare Loans to the Issuer or the valid creation of a first priority perfected security interest in the Timeshare Loans in favor of the Issuer.

(v) No Violation of Law, Rule, Regulation, etc. The execution, delivery and performance by the Seller of this Agreement and any other Facility Document to which the Seller is a party do not and will not (A) violate any of the provisions of the certificate of incorporation or bylaws of the Seller, (B) violate any provision of any law, governmental rule or regulation currently in effect applicable to the Seller or its properties or by which the Seller or its properties may be bound or affected, including, without limitation, any bulk transfer laws, (C) violate any judgment, decree, writ, injunction, award, determination or order currently in effect applicable to the Seller or its properties or by which the Seller or its properties are bound or affected, (D) conflict with, or result in a breach of, or constitute a default under, any of the provisions of any indenture, mortgage, deed of trust, contract or other instrument to which the Seller is a party or by which it is bound or (E) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, mortgage, deed of trust, contract or other instrument.

(vi) Governmental Consent. No consent, approval, order or authorization of, and no filing with or notice to, any court or other Governmental Authority in respect of the Seller is required which has not been obtained in connection with the authorization, execution, delivery or performance by the Seller of this Agreement or any of the other Facility Documents to which it is a party or under the transactions contemplated hereunder or thereunder, including, without limitation, the transfer of the Timeshare Loans and the creation of the security interest of the Issuer therein pursuant to Section 3 hereof.

(vii) Defaults. The Seller is not in default under any material agreement, contract, instrument or indenture to which the Seller is a party or by which it or its properties is or are bound, or with respect to any order of any court, administrative agency, arbitrator or governmental body, in each case, which would have a material adverse effect on the transactions contemplated hereunder or on the business, operations, financial condition or assets of the Seller, and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any court, administrative agency, arbitrator or governmental body.

(viii) No Adverse Change. Since the end of its most recent, audited fiscal year, there has been no change in the business, operations, financial condition, properties or assets of the Seller which would have a material adverse

6

effect on its ability to perform its obligations under this Agreement or any other Facility Document to which it is a party or materially adversely affect the transactions contemplated under this Agreement or any such other Facility Documents.

(ix) Insolvency. The Seller will be solvent at all relevant times prior to, and will not be rendered insolvent by, the transfer of the Timeshare Loans hereunder. On the Closing Date, Amendment Effective Date or a Funding Date or Transfer Date, as applicable, the Seller will not engage in any business or transaction for which any property remaining with the Seller would constitute an unreasonably small amount of capital.

(x) Pending Litigation or Other Proceedings. There is no pending or, to the best of the Seller’s knowledge, threatened action, suit, proceeding or investigation before any court, administrative agency, arbitrator or governmental body against or affecting the Seller which, if decided adversely, would materially and adversely affect (i) the condition (financial or otherwise), business or operations of the Seller, (ii) the ability of the Seller to perform its obligations under, or the validity or enforceability of, this Agreement or any other Facility Document to which it is a party, (iii) any Timeshare Loans or title of any Obligor to any Timeshare Properties, or (iv) the Issuer’s ability to foreclose or otherwise enforce the liens of the Timeshare Loans, including the right to revoke or otherwise terminate the Right-to-Use Agreements and the rights of the Obligors to use and occupy the related Timeshare Property.

(xi) Information. No document, certificate or report furnished or required to be furnished by or on behalf of the Seller pursuant to this Agreement, in its capacity as the Seller, contains or will contain when furnished any untrue statement of a material fact or fails, or will fail, to state a material fact necessary in order to make the statements contained therein not misleading. There are no facts known to the Seller which, individually or in the aggregate, materially adversely affect, or which (aside from general economic trends) may reasonably be expected to materially adversely affect in the future, the financial condition or assets or business of the Seller, or which may impair the ability of the Seller to perform its obligations under this Agreement and any other Facility Document to which it is a party, which have not been disclosed herein or therein or in the certificates and other documents furnished to the Issuer by or on behalf of the Seller pursuant hereto or thereto specifically for use in connection with the transactions contemplated hereby or thereby.

(xii) Foreign Tax Liability. The Seller is not aware of any Obligor under a Timeshare Loan who has withheld any portion of payments due under such Timeshare Loan because of the requirements of a foreign taxing authority, and no foreign taxing authority has contacted the Seller concerning a withholding or other foreign tax liability.

7

(xiii) Employee Benefit Plan Liability. As of the Closing Date, the Amendment Effective Date and each Funding Date and Transfer Date, as applicable, (i) with respect to any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) sponsored, maintained or contributed to by Seller or any of its Commonly Controlled Affiliates (as defined below), other than any Seller Multiemployer Plan (as defined below), no “accumulated funding deficiency” (as such term is defined under Section 302 of ERISA or Section 412 of the Code), whether or not waived, with respect to any plan year beginning prior to January 1, 2008, or with respect to any plan year beginning after December 31, 2007, no unpaid “minimum required contribution” (as such term is defined under Section 303 of ERISA or Section 430 of the Code) exists, and, to the Seller’s knowledge, no event has occurred or circumstance exists that may result in an unpaid minimum required contribution as of the last day of the current plan year of any such plan; (ii) the Seller and each of its Commonly Controlled Affiliates has made all undisputed contributions required under each multiemployer plan (as such term is defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) to which the Seller or any of its Commonly Controlled Affiliates contributes or in which the Seller or any of its Commonly Controlled Affiliates participates (a “Seller Multiemployer Plan”); and (iii) the aggregate outstanding liability of the Seller and its Commonly Controlled Affiliates for disputed contributions required under all Seller Multiemployer Plans collectively does not exceed $500,000 in the aggregate. As of each Funding Date or Transfer Date, the aggregate outstanding liability of the Seller and its Commonly Controlled Affiliates for any partial or complete withdrawal from any Multiemployer Plans collectively does not exceed $10 million, and, to the Seller’s knowledge, no event has occurred or circumstance exists that presents a risk that the aggregate outstanding liability of the Seller and its Commonly Controlled Affiliates for any partial or complete withdrawal from, or the partition, termination, reorganization or insolvency of, any Multiemployer Plans could collectively exceed $10 million. For purposes of this subsection (xiii), “Commonly Controlled Affiliates” means those direct or indirect affiliates of the Seller that would be considered a single employer with the Seller under Section 414(b), (c), (m), or (o) of the Code.

(xiv) Taxes. The Seller has filed all tax returns (federal, state and local) which it reasonably believes are required to be filed and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges due from the Seller or is contesting any such tax, assessment or other governmental charge in good faith through appropriate proceedings or such failure will not have a material adverse effect on the rights and interests of the Issuer. The Seller knows of no basis for any material additional tax assessment for any fiscal year for which adequate reserves have not been established. The Seller intends to pay all such taxes, assessments and governmental charges when due.

(xv) Places of Business. The places of business where the Servicer on behalf of the Seller keeps its records concerning the Timeshare Loans will be 1200 U.S. Highway 98 South, Lakeland, Florida 33801 and 6649

8

Westwood Boulevard, Orlando, Florida 32821 (or such other place specified by the Seller by written notice to the Issuer and the Indenture Trustee). The principal place of business and chief executive office of the Seller is located at 6649 Westwood Boulevard, Orlando, Florida 32821 (or such other place specified by the Seller by written notice to the Issuer and the Indenture Trustee).

(xvi) Securities Laws. The Seller is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No portion of the Timeshare Loan Acquisition Price for each of the Timeshare Loans will be used by the Seller to acquire any security in any transaction which is subject to Section 13 or Section 14 of the Securities Exchange Act of 1934, as amended.

(xvii) Ownership of the Seller. Effective on the Amendment Effective Date, one hundred percent (100%) of the outstanding voting stock of the Seller is directly owned (both beneficially and of record) by MVW US Holdings, Inc., a Delaware corporation, which is a subsidiary of MVW. Such stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire capital stock from the Seller.

(b) The Seller hereby: (i) represents and warrants that upon the transfer of any Timeshare Loan to the Issuer, the Issuer will have full legal and equitable title to such Timeshare Loan, free and clear of any liens and encumbrances and (ii) makes the representations and warranties contained in Schedule I hereto for the benefit of the Issuer and the Indenture Trustee for the benefit of the Noteholders with respect to each Timeshare Loan as of the related Funding Date and as of each Transfer Date (with respect to each Timeshare Loan and Qualified Substitute Timeshare Loan transferred on such Funding Date or Transfer Date), as applicable.

(c) It is understood and agreed that the representations and warranties set forth in this Section 5 shall survive the sale of each Timeshare Loan to the Issuer and any assignment of such Timeshare Loan by the Issuer to the Indenture Trustee for the benefit of the Noteholders and shall continue so long as any such Timeshare Loan shall remain outstanding until such time as such Timeshare Loan is repurchased or a Qualified Substitute Timeshare Loan is provided pursuant to Section 6 hereof. The Seller acknowledges that it has been advised that the Issuer intends to collaterally assign all of its right, title and interest in and to each Timeshare Loan and its rights and remedies under this Agreement to the Indenture Trustee for the benefit of the Noteholders. The Seller agrees that, upon any such assignment, the Indenture Trustee may enforce directly, without joinder of the Issuer (but subject to any defense that the Seller may have under this Agreement) all rights and remedies hereunder.

(d) With respect to any representations and warranties contained in Section 5(a) and Section 5(b) hereof which are made to the best of the Seller’s knowledge, if it is discovered that any representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of a Timeshare Loan or the interests of the Issuer or any assignee thereof, then notwithstanding the Seller’s lack of knowledge

9

of the accuracy of such representation and warranty at the time such representation or warranty was made, such inaccuracy shall be deemed a breach of such representation or warranty for purposes of the repurchase or substitution obligations described herein.

SECTION 6. Repurchases and Substitutions.

(a) Mandatory Repurchases and Substitutions for Breaches of Representations and Warranties. (i) Upon the discovery by the Seller or the Issuer of a breach of any of the representations and warranties in Section 5(a) or Section 5(b) hereof which materially and adversely affects the value of a Timeshare Loan or the interests of the Issuer or any subsequent assignee of the Issuer (including the Indenture Trustee for the benefit of the Noteholders) therein, the party discovering such breach shall give prompt written notice thereof to the others and the Performance Guarantor; provided that with respect to any Trust-Based Timeshare Loan, no breach of any representation or warranty set forth in clauses (aa), (cc), (ff), (kk), (mm), or (oo) of Schedule I hereto will be deemed to materially and adversely affect the value of such Timeshare Loan or the interests of the Issuer or any subsequent assignee of the Issuer therein unless such breach materially and adversely affects the MVC Trust; provided, further, that any failure by the Seller to provide an updated local counsel opinion in accordance with clause (eee) of Schedule I hereto shall require the repurchase of all related Timeshare Loans by the Seller in accordance with subclause (ii) of this clause (a). Within 60 days from the date the Seller is notified of, or otherwise discovers, such breach, the Seller shall eliminate or otherwise cure in all material respects the circumstance or condition which has caused such representation or warranty to be incorrect or either (i) repurchase such Timeshare Loan at the Repurchase Price, or (ii) provide one or more Qualified Substitute Timeshare Loans for such Timeshare Loan and pay the related Substitution Shortfall Amount, if any.

Notwithstanding the foregoing, (A) the failure to deliver a policy of lender’s title insurance in respect of a Timeshare Loan shall not constitute a breach of representation or warranty in respect of such Timeshare Loan if (i) the Timeshare Loan File contains a commitment to issue a policy of lender’s title insurance, and (ii) if such actual policy is delivered not later than the 90th day following the Funding Date or the Transfer Date, as the case may be, and (B) the failure to provide evidence that a Mortgage or certificate of title has been recorded and/or stamped, as the case may be, in the appropriate recording office shall not constitute a breach of representation or warranty in respect of such Timeshare Loan if such evidence is provided not later than the 90th day following the Funding Date or the Transfer Date, as the case may be; provided, however, that if such policy of lender’s title insurance was delayed because the related original Mortgage (or a copy thereof) had not been received from the appropriate recording office prior to the 80th day following the Funding Date or Transfer Date, as the case may be, then such 90-day periods in (A)(ii) and (B) shall be extended to a date 30 days after such receipt.

(ii) To the extent the Seller fails to deliver an updated local counsel opinion in accordance with the requirements of clause (eee) of Schedule I hereto, the Seller shall promptly repurchase all Timeshare Loans related to the jurisdiction for which such updated local counsel opinion was not delivered.

10

(b) Optional Repurchases and Substitutions of Timeshare Loans. On any date, the Seller shall have the option, but not the obligation, to either (i) repurchase a Defaulted Timeshare Loan from the Issuer for a price equal to the Repurchase Price therefor, or (ii) substitute one or more Qualified Substitute Timeshare Loans for a Defaulted Timeshare Loan and pay the related Substitution Shortfall Amount, if any; provided, however, the aggregate Cut-Off Date Loan Balance of Defaulted Timeshare Loans that may be repurchased and of Defaulted Timeshare Loans that may be substituted pursuant to this Section 6(b) shall be limited on any date to 20% of the highest aggregate Loan Balance of all Timeshare Loans owned by the Issuer since the Closing Date or, if a Securitization Take-Out shall have occurred, the related Securitization Take-Out Date, less the aggregate Cut-Off Date Loan Balance of all Defaulted Timeshare Loans previously repurchased or substituted at the Seller’s option.

(c) Payment of Repurchase Prices and Substitution Shortfall Amounts. The Issuer hereby directs and the Seller hereby agrees to remit all amounts in respect of Repurchase Prices and Substitution Shortfall Amounts in immediately available funds to the Collection Account. In the event that more than one Timeshare Loan is substituted pursuant to Sections 6(a) or (b) hereof on any Transfer Date, the Substitution Shortfall Amounts and the Loan Balances of Qualified Substitute Timeshare Loans shall be calculated on an aggregate basis for all substitutions made on such Transfer Date.

(d) Schedule of Timeshare Loans. The Issuer hereby directs, and the Seller hereby agrees, on each date on which a Timeshare Loan has been repurchased or substituted, to provide the Issuer and the Indenture Trustee with a revised Schedule of Timeshare Loans reflecting the removal of such Timeshare Loans and subjecting any Qualified Substitute Timeshare Loans to the provisions of this Agreement.

(e) Officer’s Certificate. The Seller shall, on each Transfer Date, certify in writing to the Issuer and the Indenture Trustee that (i) each new Timeshare Loan meets all the criteria of the definition of “Qualified Substitute Timeshare Loan”, (ii) the Timeshare Loan Files for such Qualified Substitute Timeshare Loans have been delivered to the Custodian and (iii) the Timeshare Loan Servicing Files for such Qualified Substitute Timeshare Loan have been delivered to the Servicer.

(f) Release. In connection with any repurchase or substitution of one or more Timeshare Loans contemplated by this Section 6, upon satisfaction of the conditions contained in this Section 6, the Issuer shall execute and deliver (or shall cause the Issuer to execute and deliver) such instruments of transfer or assignment presented to it by the Seller, in each case without recourse, as shall be necessary to vest in the Seller the legal and beneficial ownership of such Timeshare Loans; provided that with respect to a release of a Timeshare Loan that is substituted by a Qualified Substitute Timeshare Loan, the Issuer shall not execute and deliver or cause the execution and delivery of such releases and instruments of transfer or assignment until the Indenture Trustee and the Servicer receive a receipt from the Custodian for such Qualified Substitute Timeshare Loan. The Issuer shall cause the Custodian to release the related Timeshare Loan Files to the Seller or its designee.

11

(g) Sole Remedy. It is understood and agreed that the obligations of the Seller to cure, repurchase or substitute Timeshare Loans contained in Section 6(a) hereof and the obligation of the Seller to indemnify pursuant to Section 8 hereof shall constitute the sole remedies for the breaches of any representation or warranty with respect to the Timeshare Loans contained in Section 5(a) or Section 5(b) hereof.

SECTION 7. Additional Covenants of the Seller. The Seller hereby covenants and agrees with the Issuer as follows:

(a) The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges could not reasonably be expected to materially adversely affect the collectibility of the Timeshare Loans or the ability of the Seller to perform its obligations under this Agreement and any of the Facility Documents to which it is a party.

(b) On or prior to each Funding Date or a Transfer Date, as applicable, the Seller shall indicate in its computer files and other records that each Timeshare Loan has been sold to the Issuer and subsequently pledged by the Issuer to the Indenture Trustee for the benefit of the Noteholders.

(c) The Seller shall respond to any inquiries with respect to ownership of a Timeshare Loan by stating that such Timeshare Loan has been sold to the Issuer and that the Issuer is the owner of such Timeshare Loan and that such Timeshare Loan has been pledged by the Issuer to the Indenture Trustee for the benefit of the Noteholders.

(d) On or prior to a Funding Date or a Transfer Date, as applicable, the Seller shall file, at its own expense, financing statements in favor of the Issuer, and, if applicable, the Indenture Trustee for the benefit of the Noteholders with respect to the Timeshare Loans meeting the requirements of state law in such manner and in such jurisdictions as are necessary or appropriate to perfect the acquisition of the Timeshare Loans by the Issuer from the Seller, and shall deliver file-stamped copies of such financing statements to the Issuer and the Indenture Trustee for the benefit of the Noteholders.

(e) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Issuer or the Indenture Trustee may reasonably request, to perfect, protect or more fully evidence the sale of the Timeshare Loans, or to enable the Issuer or the Indenture Trustee to exercise and enforce its rights and remedies hereunder or under any Timeshare Loan including but not limited to powers of attorney, UCC financing statements and assignments of Mortgage and Right-to-Use Agreement. The Seller hereby appoints the Issuer and the Indenture Trustee as attorney-in-fact, which appointment is coupled with an interest and is therefore irrevocable, to act on behalf and in the name of the Seller to enforce obligations of the Seller hereunder.

12

(f) Any change in the legal name of the Seller and any use by it of any tradename, fictitious name, assumed name or “doing business as” name occurring after the Closing Date shall be promptly disclosed in writing to the Issuer and the Indenture Trustee.

(g) Upon the discovery or receipt of notice of a breach of any of its representations or warranties and covenants contained herein, the Seller shall promptly disclose to the Issuer and the Indenture Trustee, in reasonable detail, the nature of such breach.

(h) The Seller shall promptly, but in no event later than two Business Days (or, if initially there is insufficient information to determine to which Timeshare Loan any funds relate, within two Business Days of obtaining sufficient information) transfer to the Collection Account, any payment it receives in respect of a Timeshare Loan.

(i) In the event that the Seller or the Issuer or any assignee of the Issuer should receive actual notice of any transfer taxes arising out of the transfer, assignment and conveyance of a Timeshare Loan, on written demand by the Issuer, or upon the Seller otherwise being given notice thereof, the Seller shall pay, and otherwise indemnify and hold the Issuer and any of its assignees harmless, on an after-tax basis, from and against any and all such transfer taxes.

(j) The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Timeshare Loans at the address of the Seller listed herein or, upon 30 days’ prior written notice to the Issuer and the Indenture Trustee, at any other location in jurisdictions where all actions reasonably requested by the Issuer or the Indenture Trustee to protect and perfect the interest in the Timeshare Loans, Obligor Notes and Right-to-Use Agreements under the applicable UCC have been taken and completed within 10 days of such notice. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Timeshare Loans (including, without limitation, records adequate to permit the daily identification of each Obligor Note and all payments made with regard to the related Timeshare Loans).

(k) The Seller shall authorize and file such continuation statements and any other documents reasonably requested by the Issuer or the Indenture Trustee or which may be required by law to preserve and protect the interest of the Issuer or the Indenture Trustee hereunder in and to the Timeshare Loans.

(l) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Issuer or the Indenture Trustee may reasonably request, to perfect, protect or more fully evidence the Timeshare Loans, or to enable the Issuer or the Indenture Trustee to exercise and enforce its rights and remedies hereunder or under any of the other Facility Documents to which it is a party.

13

(m) The Seller authorizes the Issuer and the Indenture Trustee to file continuation statements, and amendments thereto, relating to the Timeshare Loans, the underlying Obligor Notes and all payments made with regard to the Timeshare Loans without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. The Issuer confirms that it is not its present intention to file a photocopy or other reproduction of this Agreement as a financing statement, but reserves the right to do so if, in its good faith determination, there is at such time no reasonable alternative remaining to it.

(n) In the event that the Seller shall have received any insurance proceeds relating to a Timeshare Property and such proceeds are not payable to an Obligor, the Seller shall promptly remit such insurance proceeds to the Indenture Trustee for deposit into the Collection Account.

SECTION 8. Indemnification.

(a) The Seller agrees to indemnify the Issuer, the Indenture Trustee, the Administrative Agent, the Funding Agents and the Noteholders (each an “Indemnified Party”, collectively, the “Indemnified Parties”) against (x) any and all claims, losses, liabilities, (including legal fees and related costs) that such Indemnified Parties may sustain directly or indirectly related to any inaccuracy or breach of the representations and warranties of the Seller under Section 5 hereof and (y) a failure by the Seller to perform any of its obligations under the Facility Documents (“Indemnified Amounts”) excluding, however (i) Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of such Indemnified Party; (ii) any recourse for any uncollectible Timeshare Loan not related to a breach of representation or warranty by the Seller; (iii) recourse to the Seller for a Defaulted Timeshare Loan so long as the same is replaced or repurchased pursuant to Section 6 hereof; (iv) income, franchise or similar taxes with respect to such Indemnified Party arising out of or as a result of this Agreement or the transfer of the Timeshare Loans; (v) Indemnified Amounts attributable to any violation by an Indemnified Party of any requirement of law related to an Indemnified Party; or (vi) the operational or administration expenses of an Indemnified Party generally and not related to the enforcement of this Agreement. The Seller shall (x) promptly notify the Issuer and the Indenture Trustee if a claim is made by a third party with respect to this Agreement or the Timeshare Loans, and relating to (i) the failure by the Seller to perform its duties in accordance with the terms of this Agreement or (ii) a breach of the Seller’s representations, covenants and warranties contained in this Agreement, and (y) assume (with the consent of the related Indemnified Party, which consent shall not be unreasonably withheld) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment, order or decree which may be entered against it or the related Indemnified Party in respect of such claim. If the Seller shall have made any indemnity payment pursuant to this Section 8 and the recipient thereafter collects from another Person any amount relating to the matters covered by the foregoing indemnity, the recipient shall promptly repay such amount to the Seller.

14

(b) The obligations of the Seller under this Section 8 to indemnify the Indemnified Parties shall survive the termination of this Agreement and continue until the Notes are paid in full or otherwise released or discharged.

SECTION 9. No Proceedings. The Seller hereby agrees that it will not, directly or indirectly, institute, or cause to be instituted, or join any Person in instituting, against the Issuer or any Resort, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law so long as there shall not have elapsed one year plus one day since the latest maturing Notes issued by the Issuer.

SECTION 10. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed or telecommunicated, or delivered as to each party hereto, at its address set forth under its name on the signature page hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall not be effective until received by the party to whom such notice or communication is addressed.

SECTION 11. No Waiver; Remedies. No failure on the part of the Seller, the Issuer or any assignee thereof to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

SECTION 12. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Seller, the Issuer and their respective successors and permitted assigns. Any assignee shall be an express third party beneficiary of this Agreement, entitled directly to enforce this Agreement. The Seller may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Issuer and any of its assignees. The Issuer may, and intends to, assign all of its rights hereunder to the Indenture Trustee for the benefit of the Noteholders and the Seller consents to any such assignment. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until its termination; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Section 5 hereof and the repurchase or substitution and indemnification obligations shall be continuing and shall survive any termination of this Agreement but such rights and remedies may be enforced only by the Issuer and the Indenture Trustee.

SECTION 13. Amendments; Consents and Waivers. No modification, amendment or waiver of, or with respect to, any provision of this Agreement, and all other agreements, instruments and documents delivered thereto, nor consent to any departure by the Seller from any of the terms or conditions thereof shall be effective unless it shall be in writing and signed by each of the parties hereto and the written consent of the Indenture Trustee for the

15

benefit of the Noteholders is given. The Issuer shall provide the Indenture Trustee with such proposed modifications, amendments or waivers. Any waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent by the Indenture Trustee shall, in itself, entitle Seller to any other consent in similar or other circumstances. The Seller acknowledges that in connection with the intended pledge by the Issuer of all of its right, title and interest in and to each Timeshare Loan to the Indenture Trustee for the benefit of the Noteholders, the Issuer intends to issue the Notes, the proceeds of which will be used by the Issuer to purchase the Timeshare Loans conveyed hereunder.

SECTION 14. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation, shall not in any way be affected or impaired thereby in any other jurisdiction. Without limiting the generality of the foregoing, in the event that a Governmental Authority determines that the Issuer may not purchase or acquire Timeshare Loans, the transactions evidenced hereby shall constitute a loan and not a purchase and sale, notwithstanding the otherwise applicable intent of the parties hereto, and the Seller shall be deemed to have granted to the Issuer as of the date hereof, a first priority security interest in all of the Seller’s right, title and interest in, to and under such Timeshare Loan and the related property as described in Section 2 hereof.

SECTION 15. GOVERNING LAW; CONSENT TO JURISDICTION.

(a) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

(b) THE SELLER AND THE ISSUER HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. THE SELLER AND THE ISSUER EACH HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION 15 SHALL AFFECT THE RIGHT OF THE SELLER OR THE ISSUER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY OF THEM TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

16

SECTION 16. Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 17. Execution in Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof and deemed an original.

SECTION 18. Owner Trustee. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust, N.A. not individually or personally but solely as Owner Trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made or on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust, N.A., but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, N.A., individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, and (d) under no circumstances shall Wilmington Trust, N.A. be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or any other related document. Notwithstanding the foregoing, Wilmington Trust, N.A. shall not be relieved of any of its duties and obligations under the Administration Agreement or the Trust Agreement.

[Signature Page Follows]

17

IN WITNESS WHEREOF, the parties have caused this Second Amended and Restated Sale Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MORI SPC SERIES CORP., as Seller

By:	/s/ Greg A. Langford
	Name:	Greg A. Langford
	Title:	President
	Address:	6649 Westwood Boulevard
Orlando, Florida 32821
	Telephone:	(407) 513-6954
	Facsimile:	(407) 206-6032

MARRIOTT VACATIONS WORLDWIDE OWNER TRUST 2011-1

By:	WILMINGTON TRUST, NATIONAL ASSOCIATION, not individually, but solely in its capacity as Owner Trustee

By:	/s/ Rita Marie Ritrovato
	Name:	Rita Marie Ritrovato
	Title:	Assistant Vice President
	Address:	1100 North Market Street Wilmington, Delaware 19801
	Telephone:	(302) 636-5137
	Facsimile:	(302) 636-4140

ACKNOWLEDGED AND CONSENTED TO:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Jennifer Westberg
	Name:	Jennifer Westberg
	Title:	Vice President
	Address:	Sixth Street & Marquette Avenue Minneapolis, Minnesota 55479
		Attention:	Corporate Trust
Services/Asset-Backed Administration
	Telephone:	(206) 327-9427
	Facsimile:	(866) 634-0908

Schedule I

(a) All federal, state or local laws, rules or regulations, including, without limitation, those relating to usury, truth-in-lending, real estate settlement procedure, land sales, the offer and sale of securities, consumer credit protection and equal credit opportunity or disclosure, applicable to the Timeshare Loan or the sale of the Timeshare Property securing the related Obligor Note have been complied with in all material respects. The applicable rescission period with respect to the Timeshare Loan has expired, and the Timeshare Loan was not originated in, or is subject to the laws of, any jurisdiction under which the transfer, conveyance or assignment of such Timeshare Loan would be unlawful, void or voidable.

(b) If the Timeshare Loan is a Mortgage Loan, the Timeshare Property constitutes a fee interest in real property at one of the Resorts or a real property interest in the MVC Trust and the related Mortgage has been duly filed and recorded (or is in the process of being recorded) with all appropriate governmental authorities in all jurisdictions in which such Mortgage is required to be filed and recorded to create a valid, binding and enforceable first priority perfected security interest on the related Timeshare Property subject only to Permitted Liens. If the Timeshare Loan is a Right-to-Use Loan, the related Timeshare Property is a Unit at a Resort and the related Right-to-Use Agreement grants the related Obligor the right to use and occupy such Unit and the related Right-to-Use Agreement has been duly filed and recorded with all governmental authorities in all jurisdictions in which the related Right-to-Use Agreement is required to be filed and recorded to enable the Seller and its assigns to enforce the revocation and termination rights granted in the Right-to-Use Agreement.

(c) Upon the transfer pursuant to Section 2 of this Agreement of the Timeshare Loan from the Seller to the Issuer, the Issuer will own full legal and equitable title to such Timeshare Loan, free and clear of any lien, charge, encumbrance or participation or ownership interest in favor of any other Person, other than the Permitted Liens. All of the Seller’s right, title and interest in and to such Timeshare Loan has been validly and effectively transferred to the Issuer or a valid first priority security interest in, and/or the right of revocation and termination provided in the related Right-to-Use Agreement with respect to, the related Obligor Note has been created or assigned in favor of the Issuer.

(d) Each of the related Mortgage, related Right-to-Use Agreement, related Obligor Note, and each other document in the related Timeshare Loan File is genuine and the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law), and is not subject to any dispute, right of setoff, recoupment, counterclaim, or defense of any kind, whether arising out of transactions concerning such Timeshare Loan or otherwise, and no such right has been asserted with respect thereto.

(e) All parties to the related Mortgage or the related Right-to-Use Agreement and the related Obligor Note had legal capacity to enter into such Mortgage or Right-to-Use Agreement and Obligor Note and to execute and deliver such related Mortgage or the related Right-to-Use Agreement and related Obligor Note, and such related Mortgage, related Right-to-Use Agreement and related Obligor Note have been duly and properly executed by such parties. No amendments to such related Mortgage or the related Right-to-Use Agreement, related Obligor Note or any other document in the related Timeshare Loan File were required as a result of any mergers involving the Seller or its predecessors to maintain the rights of the Seller or its predecessors thereunder as a mortgagee or party to a Right-to-Use Agreement. The related Obligor has not been released, in whole or in part, from any of its obligations in respect of the Timeshare Loan. No Obligor Note has been satisfied, canceled, rescinded or subordinated, in whole or in part, and no instrument has been executed that would effect any such satisfaction, release, cancellation, subordination or rescission.

(f) At the time the originator made the related Obligor Note secured by a Mortgage or a Right-to-Use Agreement to the related Obligor, such Obligor had good and marketable fee simple title to the Timeshare Property or Right-to-Use Agreement securing such Obligor Note, free and clear of all Liens, except for Permitted Liens.

(g) The related Mortgage or Right-to-Use Agreement, as the case may be, contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Timeshare Property of the benefits of the security interests or other remedies intended to be provided thereby, including by judicial foreclosure or other applicable remedies. There is no exemption available to the related Obligor which would interfere with the mortgagee’s right to foreclose such related Mortgage, if applicable, or the Issuer’s or Servicer’s right to enforce the revocation and termination rights in the related Right-to-Use Agreement, other than that which may be available under applicable bankruptcy, debt relief, homestead statutes or the Servicemembers Civil Relief Act of 2003, or a similar, applicable law of the country in which the Obligor is located, if other than the United States.

(h) The related Obligor Note is not and has not been secured by any collateral except the Lien of the related Mortgage or rights and remedies in the related Right-to-Use Agreement, as the case may be.

(i) (x) The related Mortgage or Right-to-Use Agreement, as applicable, for (A) each jurisdiction in which a Resort is located, and (B) the jurisdiction under which the Beneficial Interests are issued and (y) the related Obligor Note for (A) each jurisdiction in which a Resort is located and (B) each jurisdiction in which Beneficial Interests are sold, are substantially in the respective forms set forth as Exhibit B hereto.

(j) Each of the Loan Number, Outstanding Loan Balance, Interest Rate Per Annum and Maturity Date with respect to such Timeshare Loan (including each Qualified Substitute Timeshare Loan) as set forth on the Schedule of Timeshare Loans is true and correct and all other entries as set forth on the related Schedule of Timeshare Loans are true and correct in all material respects.

(k) All of the related Timeshare Loan Servicing Files for such Timeshare Loan have been, on or prior to the Funding Date or Transfer Date, as applicable, obtained by the Servicer and all the related Timeshare Loan Files are complete (as required in the definition of “Timeshare Loan Files”) in all material respects and are in the possession of the Custodian.

(l) The Mortgage, if any, is covered by a form of lender’s title insurance policy issued by a title insurer qualified to do business in the jurisdiction where the related Timeshare Property or, with respect to a Beneficial Interest, the MVC Trust, is located, insuring the Seller and its successors and assigns, as to the first priority perfected Lien of the Mortgage, subject only to Permitted Liens, in an amount equal to or greater than the Loan Balance of such Obligor Note on the Funding Date or Transfer Date, as the case may be. Such lender’s title insurance policy is in full force and effect. No claims have been made under such lender’s title insurance policy, and no prior holder of such Mortgage, including the Seller, has done or omitted to do anything which would impair the coverage of such lender’s title insurance policy.

(m) The Seller has not taken (or omitted to take), and has no notice that the related Obligor has taken (or omitted to take), any action that would impair or invalidate the coverage provided by any hazard, title or other insurance policy, if any, relating to such Obligor Note or the related Timeshare Property.

(n) The related Obligor Note evidences a fully amortizing debt obligation which bears a fixed rate of interest, provides for substantially level monthly payments of principal and interest (other than the final payment thereon), and is payable in United States dollars.

(o) The related Obligor Note has an original term to stated maturity of twenty years or less.

(p) A minimum of one payment due under the Timeshare Loan has been made on the related Obligor Note prior to the related Cut-Off Date.

(q) Such Timeshare Loan is not more than 30 days delinquent on any payment of principal or interest.

(r) All applicable intangible taxes, documentary stamp taxes and state and local taxes were paid in respect of such Timeshare Loan.

(s) Interest is calculated on the related Obligor Note on a simple interest basis.

(t) The proceeds of the Timeshare Loan has been fully disbursed and no additional performance by the Seller is required.

(u) The terms of the related Mortgage, Right-to-Use Agreement, if applicable, and Obligor Note have not been modified in any material respect (unless by a writing contained in the related Timeshare Loan Files or as required by the Servicemembers’ Civil Relief Act) and in no event to avoid delinquency or default.

(v) The related Obligor Note, if secured by a Mortgage, is principally and directly secured by an interest in real property.

(w) The related Obligor Note was originated by MORI or one of its subsidiaries or Affiliates in the ordinary course of its, its subsidiary’s or its Affiliate’s business in connection with the initial sale or resale of a timeshare estate or the right to use and occupy a Timeshare Property, all in accordance with the Credit and Collection Policy in effect at such time of origination.

(x) The related Timeshare Property, or the right to use and occupy the related Timeshare Property, or the shares of a Resort Association or the MVC Trust Association, as applicable, granting the right to use and occupy the related Timeshare Property, are assignable upon liquidation of the Obligor Note to which it relates without the consent of the related Resort Association or the MVC Trust Association, as applicable, or any other Person and there are no other restrictions on resale thereof, except that as to a Resort Association that is a cooperative association, such right of assignment may be exercisable by the Seller or any Affiliate of the Seller as agent of the Resort Association.

(y) The related Obligor is not (i) a Person (other than an individual) that is affiliated with the Seller, the Servicer, or any of their respective affiliates, or (ii) a Governmental Authority.

(z) With respect to a Weeks-Based Timeshare Loan, (i) the related Resort Association was duly organized and, to the best of the Seller’s knowledge, is validly existing and in good standing in the state of its organization, (ii) a MORI Affiliated Manager manages the related Resort and, if there is a related Resort Association, performs services for such Resort Association, pursuant to agreements between such MORI Affiliated Manager and such Resort Association, each of such agreements being in full force and effect, (iii) any agreements mentioned in the preceding clause (ii) include services that are substantially similar to the services described in the true and correct copy of a management agreement between such MORI Affiliated Manager and one of the Resort Associations, which has been furnished to the Issuer, and (iv) such MORI Affiliated Manager and the related Resort Association have performed in all material respects all obligations under any such agreements and are not in material default thereunder.

(aa) With respect to a Trust-Based Timeshare Loan, (i) each MVW Resort Association and the MVC Trust Association was duly organized and, to the best of the Seller’s knowledge, is validly existing and in good standing in the state of its organization, (ii) a MORI Affiliated Manager manages all of the MVW Resorts and, if there is a related MVW Resort Association, performs services for such MVW Resort

Association, pursuant to agreements between such MORI Affiliated Manager and such MVW Resort Association, each of such agreements being in full force and effect, (iii) any agreements mentioned in the preceding clause (ii) include services that are substantially similar to the services described in the true and correct copy of a management agreement between such MORI Affiliated Manager and one of the MVW Resort Associations, which has been furnished to the Issuer, and (iv) such MORI Affiliated Manager and the related MVW Resort Association have performed in all material respects all obligations under any such agreements and are not in material default thereunder.

(bb) With respect to a Weeks-Based Timeshare Loan, (i) the related Resort procures casualty and property insurance through the related Resort Association, if any, or through the Seller or an Affiliate of the Seller. Such property insurance includes coverage for damage or loss for the full replacement value thereof or, if not available on commercially reasonable terms, the maximum amount that the Servicer, in accordance with the Servicing Standard, determines is available on commercially reasonable terms, and, to the extent that the Servicer has determined, in accordance with the Servicing Standard, that such coverage is not available on commercially reasonable terms, the Seller has provided (or caused the Servicer to provide) written notice to the Issuer of such determination, (ii) in the event that the related Unit should suffer any loss covered by property damage insurance, upon receipt of any Insurance Proceeds, such Resort Association, or the Seller or an Affiliate of the Seller, are required, during the time such Unit is covered by such insurance, under the applicable governing instruments of the Resort Association or otherwise, either to repair or rebuild the portions of the applicable Resort or to pay such proceeds to the holders of any Mortgages secured by a timeshare estate in the portions of the applicable Resort, and (iii) if the related Resort is located in the United States and is located in a high hazard flood plain, the related Resort Association maintains flood insurance in an amount not less than the maximum level available under the National Flood Insurance Program.

(cc) With respect to a Trust-Based Timeshare Loan, (i) each MVW Resort procures casualty and property insurance through the related MVW Resort Association, if any, or through the Seller or an Affiliate of the Seller. Such property insurance includes coverage for damage or loss for the full replacement value thereof or, if not available on commercially reasonable terms, the maximum amount that the Servicer, in accordance with the Servicing Standard, determines is available on commercially reasonable terms, and, to the extent that the Servicer has determined, in accordance with the Servicing Standard, that such coverage is not available on commercially reasonable terms, the Seller has provided (or caused the Servicer to provide) written notice to the Issuer of such determination, (ii) in the event that any MVW Unit should suffer any loss covered by property damage insurance, upon receipt of any Insurance Proceeds, such MVW Resort Association, or the Seller or an Affiliate of the Seller, are required, during the time such MVW Unit is covered by such insurance, under the applicable governing instruments of the MVW Resort Association or otherwise, either to repair or rebuild the portions of the applicable MVW Resort or to pay such proceeds to the owners (including the MVC Trust) of, or any mortgagees with respect to, the timeshare estates in the portions of the applicable MVW Resort, and (iii) for each

MVW Resort which is located in the United States in a high hazard flood plain, the related MVW Resort Association maintains flood insurance in an amount not less than the maximum level available under the National Flood Insurance Program.

(dd) If such Timeshare Loan is a Mortgage Loan, it requires the related Obligor to pay all taxes, insurance premiums and maintenance costs with respect to the related Timeshare Property or, in the case of Timeshare Loans related to Timeshare Properties in the State of Virginia, requires that the Obligor timely pay and perform its obligations under, and shall not violate the terms and provisions of any declaration or other document recorded in the real estate records where the related Resort is located for purposes of creating and governing the rights of owners of Timeshare Properties related thereto, as may be in effect from time to time (each, as “Declaration”) and any rules and regulations promulgated in connection therewith. If such Timeshare Loan is a Right-to-Use Loan, it requires the related Obligor to pay all maintenance costs with respect to the related Timeshare Property. There are no delinquent taxes, ground rents, water charges, sewer rents, assessments outstanding with respect to the related Timeshare Property, and there are no other material outstanding Liens affecting the related Timeshare Property, other than Permitted Liens.

(ee) With respect to a Weeks-Based Timeshare Loan, the related Timeshare Property and related Resort are free of material damage and waste and there is no proceeding pending or, to the best knowledge of the Seller, threatened for the total or partial condemnation or taking of such Timeshare Property or Resort by eminent domain.

(ff) With respect to a Trust-Based Timeshare Loan, all the MVW Resorts are, in the aggregate, free of material damage and waste and there is no proceeding pending or, to the best knowledge of the Seller, threatened for the total or partial condemnation or taking of any MVW Resort by eminent domain.

(gg) No consent, approval, order or authorization of, and no filing with or notice to, any court or Governmental Authority in respect of the related Obligor is required which has not been obtained in connection with the transfer of such Timeshare Loan to the Issuer.

(hh) The Timeshare Loan was not selected using selection procedures reasonably believed by the Seller to be adverse to the Issuer.

(ii) Other than with respect to any Pre-Completion Loans related to the Resorts specified on the related Additional Timeshare Loan Supplement, with respect to a Weeks-Based Timeshare Loan, (i) the Unit related to the Timeshare Loan has been completed in all material respects as required by applicable federal, state and local laws, free of all defects that could give rise to any claims thereunder; (ii) to the extent required by applicable law, valid certificates of occupancy for such Unit has been issued and are currently outstanding; and (iii) the Seller and its commonly controlled Affiliates have complied in all material respects with all obligations and duties incumbent upon the developers of the related Resort including the related Declarations and similar applicable documents for the related Resort. If the Timeshare Loan is a Pre-Completion Loan related to the Resorts specified on the related Additional Timeshare Loan Supplement the related Unit is expected to be an Available Unit by the Anticipated Completion Date specified thereon.

(jj) With respect to a Weeks-Based Timeshare Loan, (i) no practice, procedure or policy employed by the related Resort Association in the conduct of its business violates any law, regulation, judgment or agreement, including, without limitation, those relating to zoning, building, use and occupancy, fire, health, sanitation, air pollution, ecological, environmental and toxic wastes, applicable to such Resort Association or MORI Affiliated Manager which, if enforced, would reasonably be expected to (A) have a material adverse impact on such Resort Association or the ability of such Resort Association or MORI Affiliated Manager to do business, (B) have a material adverse impact on the financial condition of such Resort Association or MORI Affiliated Manager, or (C) constitute grounds for the revocation of any license, charter, permit or registration which is material to the conduct of the business of the Resort Association or MORI Affiliated Manager, (ii) the related Resort and the present use thereof does not violate any applicable environmental, zoning or building laws, ordinances, rules or regulations of any governmental authority, or any covenants or restrictions of record, so as to materially adversely affect the value or use of such Resort or the performance by the related Resort Association of its obligations pursuant to and as contemplated by the terms and provisions of the related Declaration, (iii) there is no condition presently existing and no event has occurred or failed to occur prior to the date hereof, concerning the related Resort relating to any hazardous or toxic materials or condition, asbestos or other environmental or similar matters which would reasonably be expected to materially and adversely affect the present use of such Resort or the financial condition or business operations of the related Resort Association, or the value of such Timeshare Loan.

(kk) With respect to a Trust-Based Timeshare Loan, (i) no practice, procedure or policy employed by any MVW Resort Association or the MVC Trust Association in the conduct of its business violates any law, regulation, judgment or agreement, including, without limitation, those relating to zoning, building, use and occupancy, fire, health, sanitation, air pollution, ecological, environmental and toxic wastes, applicable to such MVW Resort Association, the MVC Trust Association or MORI Affiliated Manager, which, if enforced, would reasonably be expected to (A) have a material adverse impact on such Resort Association or the MVC Trust Association, as applicable, or the ability of such MVW Resort Association or the MVC Trust Association, as applicable, or MORI Affiliated Manager to do business, (B) have a material adverse impact on the financial condition of such MVW Resort Association, the MVC Trust Association or MORI Affiliated Manager, or (C) constitute grounds for the revocation of any license, charter, permit or registration which is material to the conduct of the business of such MVW Resort Association, the MVC Trust Association or MORI Affiliated Manager, (ii) neither any MVW Resort nor the present use thereof violates any applicable environmental, zoning or building laws, ordinances, rules or regulations of any governmental authority, or any covenants or restrictions of record, so as to materially adversely affect the value or use of such MVW Resort or the performance by the related MVW Resort Association or MVC Trust Association, as applicable, of its obligations pursuant to and as contemplated by the terms and provisions of the related Declaration, (iii) there is no condition presently existing and no event has occurred or failed to occur prior to the date hereof, concerning any MVW Resort relating to any hazardous or toxic materials or condition, asbestos or other environmental or similar matters which would reasonably be expected to materially and adversely affect the present use of such MVW Resort or the financial condition or business operations of the related MVW Resort Association, the MVC Trust Association or the value of such Timeshare Loan.

(ll) With respect to a Weeks-Based Timeshare Loan, the related Resort has made all filings and holds all material licenses, permits and registrations which are required under the laws of each jurisdiction in which the nature of its activities make such filings, licenses, permits or registrations necessary.

(mm) With respect to a Trust-Based Timeshare Loan, the MVW Resorts have made all filings and hold all material licenses, permits and registrations which are required under the laws of each jurisdiction in which the nature of its activities make such filings, licenses, permits or registrations necessary.

(nn) With respect to a Weeks-Based Timeshare Loan, the capital reserves and maintenance fee levels of the Resort Association related to the related Resort are adequate in light of the operating requirements of such Resort Association.

(oo) With respect to a Trust-Based Timeshare Loan, the capital reserves and maintenance fee levels of the MVW Resort Associations are adequate in light of the operating requirements thereof.

(pp) Each of the assignments of Mortgage and each endorsement of the related Obligor Note constitutes a duly executed, legal, valid, binding and enforceable assignment or endorsement, as the case may be, of such related Mortgage and related Obligor Note, and all monies due or to become due thereunder, and all proceeds thereof.

(qq) The related Mortgage is and will be prior to any Lien on, or other interests relating to, the related Timeshare Property (other than the Permitted Liens).

(rr) The Timeshare Loan and the related Obligor Note (i) is not in default due to the Obligor’s failure to have timely made one or more payments owed on the Obligor Note, (ii) is not guaranteed by the Seller or any Affiliate thereof, (iii) does not contain a provision that permits the Obligor Note to be converted into, or exchanged for, any legal or beneficial ownership interest in any asset, or has a provision under which one or more payments thereunder are determined in reference or are contingent upon the value of any asset, (iv) does not have the timing or amount of payments under the Obligor Note determined by reference to, or is contingent on, the timing or amount of payments made on debt issued by the Seller or any affiliate thereof, (v) is not a partial interest in a debt instrument (such as a stripped bond or a stripped coupon) and (vi) is not traded on an established securities market.

(ss) The related Obligor has a Current Equity Percentage of at least 10% of the Purchase Price for the related Timeshare Property securing such Timeshare Loan.

(tt) If the related Obligor is a Domestic Obligor, to the extent such Obligor has a FICO Score, such FICO score is at least 550.

(uu) With respect to a Weeks-Based Timeshare Loan relating to the Aruba Surf Club or the Aruba Ocean Club, a notice has been delivered or will be delivered within 45 days of the Funding Date or Transfer Date, as applicable, to the related Obligor indicating that such Weeks-Based Timeshare Loan has been transferred to the Issuer and the Trustee.

(vv) No broker is, or will be, entitled to any commission or compensation in connection with the transfer of the Timeshare Loan.

(ww) The Timeshare Loan does not, when aggregated with all other Timeshare Loans conveyed on the Funding Date or Transfer Date, as applicable and the Borrowing Base Loans, as of the Funding Date or Transfer Date, as applicable, cause any of the following to fail to be true:

(1) the weighted average FICO score of the Obligors with respect to the Borrowing Base Loans is at least 700; and

(2) the weighted average interest rate of the Borrowing Base Loans (excluding any Repurchased Timeshare Loans) is equal to or greater than 12.00%; provided that the weighted average interest rate of the Repurchased Timeshare Loans shall be equal to or greater than 9.00%.

(xx) With respect to (i) a Trust-Based Timeshare Loan or (ii) a Weeks-Based Timeshare Loan relating to a Resort located in the State of South Carolina, such Timeshare Loan was originated on or after December 5, 2005.

(yy) With respect to (i) a Trust-Based Timeshare Loan or (ii) a Weeks-Based Timeshare Loan relating to a Resort located in the State of Nevada, such Timeshare Loan was not originated between November 13, 2008 and February 3, 2009.

(zz) No payment due under the Timeshare Loan (other than, if applicable, the waiver in the ordinary course of any nominal processing fees and charges required to be paid by the related Obligor) has been made, directly or indirectly, by MORI, the Servicer or any of their Affiliates.

(aaa) With respect to a Trust-Based Timeshare Loan, the MVC Trust is a Florida land trust validly established pursuant to Section 689.071, Florida Statutes, and the MVC Trust Agreement.

(bbb) With respect to a Trust-Based Timeshare Loan, all timeshare fee or other estates in MVW Units held by the MVC Trustee (i) have been properly conveyed to the MVC Trustee, (ii) are owned by the MVC Trustee with full legal and equitable title thereto, free and clear of all liens and (iii) have a certificate of occupancy.

(ccc) With respect to a Trust-Based Timeshare Loan, none of Marriott Ownership Resorts Inc., MVC Trust Owners Association, Inc. or, to the best of the Seller’s knowledge, First American Trust FSB, is in default under the MVC Trust Agreement or has caused the one-to-one right to use night requirement ratio to fail to be maintained with respect to the Trust Property.

(ddd) The Timeshare Loan does not relate to a Timeshare Property in Units 5221, 5222, 5231, 5232, 5233, 5234, 5241, 5242, 5243 and 5244 in the SurfWatch Horizontal Property Regime.

(eee) A local counsel opinion acceptable to the Administrative Agent with respect to the Timeshare Loan and related documents and real estate matters in the related jurisdiction has been delivered to the Administrative Agent, each Funding Agent and each Non-Conduit Committed Purchaser; provided that any local counsel opinion for a particular jurisdiction delivered prior to the Amendment Effective Date shall be deemed to be unacceptable to the Administrative Agent unless an updated local counsel opinion with respect to such jurisdiction has been delivered to the Administrative Agent, each Funding Agent and each Non-Conduit Committed Purchaser by November 14, 2014.

(fff) If such Timeshare Loan is a Borrowing Base Loan related to the FICO 550 to 599 Loan Group, such Borrowing Base Loan does not, when aggregated with all other Borrowing Base Loans related to the FICO 550 to 599 Loan Group, cause the weighted average seasoning of Borrowing Base Loans related to the FICO 550 to 599 Loan Group, to be less than 30 months.

Exhibit A

Schedule of Timeshare Loans

[Electronic Schedule of Timeshare Loans on file with Indenture Trustee].

A - 1

Exhibit B

Form of Obligor Note, Mortgage and Right-to-Use Agreement

[Forms attached as Exhibit B to the Second Amended and Restated Purchase Agreement]

B - 1

Exhibit C

Form Of Lost Note Affidavit

STATE OF

COUNTY OF

                     (“Affiant”), on behalf of and as                          of MORI SPC Series Corp., a Delaware special purpose corporation (the “Seller”), being duly sworn, deposes and says:

1. This Lost Note Affidavit is being delivered by the Affiant pursuant to Section [2(b)] of the Second Amended and Restated Sale Agreement (the “Agreement”), dated as of September 1, 2014, by and between the Seller and Marriott Vacations Worldwide Owner Trust 2011-1, a Delaware statutory trust, as the Issuer, which Section requires the Seller to deliver Timeshare Loan Files to the Custodian on behalf of the Issuer. Unless otherwise defined herein, capitalized terms have the meanings ascribed to such terms in the Agreement and the Standard Definitions thereto.

2. That                                                   has issued an Obligor Note evidencing a Timeshare Loan dated                          in the principal amount of $                 (the “Original Note”) to                         .

3. The Original Note has been lost, destroyed, or stolen so that it cannot be found or produced, and the Seller has not endorsed, assigned, sold, pledged, hypothecated, negotiated or otherwise transferred the Original Note or an interest therein.

4. That the Seller has made a diligent effort to find the Original Note.

5. It is understood by the Seller that if the Original Note is found, that it will surrender said Original Note to the Custodian or its permitted successors and assigns for cancellation.

The foregoing affidavit was sworn to and subscribed before me this          day of                 ,                 , by                 , as                  of [MORI SPC Series Corp.], who is personally known to me or who has produced                                                   as identification and who did take an Oath.

(AFFIX NOTARIAL SEAL)	Notary Public, State of

(Name)

Commission Number:	My Commission Expires:

C - 1

Exhibit D

FORM OF ADDITIONAL TIMESHARE LOAN SUPPLEMENT

ADDITIONAL TIMESHARE LOAN SUPPLEMENT NO.          (this “Supplement”) dated as of                 , by and between MORI SPC SERIES Corp., a Delaware special purpose corporation, as seller (the “Seller”) and MARRIOTT VACATIONS WORLDWIDE OWNER TRUST 2011-1, a Delaware statutory trust, as issuer (the “Issuer”), pursuant to the Second Amended and Restated Sale Agreement referred to below.

WITNESSETH:

WHEREAS, the Seller and the Issuer are parties to that certain Second Amended and Restated Sale Agreement dated as of September 1, 2014 (as such agreement may have been, or may from time to time be, further amended, supplemented or otherwise modified, the “Sale Agreement”);

WHEREAS, pursuant to the Sale Agreement, the Seller wishes to designate Additional Timeshare Loans to be included on the Schedule of Timeshare Loans, and the Seller wishes to sell its right, title and interest in and to the Additional Timeshare Loans to the Issuer pursuant to this Supplement; and

WHEREAS, the Issuer wishes to purchase such Additional Timeshare Loans subject to the terms and conditions hereof.

NOW, THEREFORE, the Seller and the Issuer hereby agree as follows:

1. Defined Terms. All capitalized terms used herein shall have the meanings ascribed to them in the Sale Agreement unless otherwise defined herein.

“Cut-Off Date” shall mean, with respect to the Additional Timeshare Loans,                 .

“[Funding][Transfer] Date” shall mean, with respect to the Additional Timeshare Loans,                 .

“Additional Conveyed Timeshare Loan Assets” shall have the meaning set forth in Section 3(a).

“Additional Timeshare Loans” shall mean the Additional Timeshare Loans that are sold hereby and listed on Schedule 1 attached hereto.

2. Designation of Additional Timeshare Loans. The Seller delivers herewith Schedule 1 containing a true and complete list of the Additional Timeshare Loans. Such Schedule 1 is incorporated into and made part of this Supplement, shall be Schedule 1 to this Supplement and shall supplement the Schedule of Timeshare Loans.

3. Sale of Additional Timeshare Loans.

The Seller does hereby sell, transfer, assign, set over and otherwise convey to the Issuer, without recourse except as provided in Section 6 and Section 8 of the Sale Agreement, all of the Seller’s right, title and interest in, to and under (i) each Additional Timeshare Loan listed on the Schedule 1 hereto, (ii) the Receivables in respect of such Timeshare Loans due on and after the related Cut-Off Date, (iii) the related Timeshare Loan Files, (iv) all Related Security in respect of each such Timeshare Loan, (v) all rights and remedies of the Seller pursuant to the Purchase Agreement, and (vi) all income, payments, proceeds and other benefits and rights related to any of the foregoing (the “Additional Conveyed Timeshare Loan Assets”).

In connection with the foregoing sale and if necessary, the Seller agrees to record and file one or more financing statements (and continuation statements or other amendments with respect to such financing statements when applicable) with respect to the Additional Conveyed Timeshare Loan Assets meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect the sale of the Additional Conveyed Timeshare Loan Assets to the Issuer, and to deliver a file-stamped copy of such financing statements and continuation statements (or other amendments) or other evidence of such filing to the Issuer.

In connection with the foregoing sale, the Seller further agrees, on or prior to the date of this Supplement, to cause the portions of its computer files relating to the Additional Timeshare Loans sold on such date to the Issuer to be clearly and unambiguously marked to indicate that each such Additional Timeshare Loan and the other Additional Conveyed Timeshare Assets have been sold on such date to the Issuer pursuant to the Sale Agreement and this Supplement.

It is the express and specific intent of the parties that the transfer of the Additional Timeshare Loans and the other Additional Conveyed Timeshare Assets from the Seller to the Issuer as provided is and shall be construed for all purposes as a true and absolute sale of such Additional Timeshare Loans and Additional Conveyed Timeshare Assets, shall be absolute and irrevocable and provide the Issuer with the full benefits of ownership of the Additional Timeshare Loans and the other Additional Conveyed Timeshare Assets. In the event, however, that a court of competent jurisdiction were to hold that any such transfer constitutes a loan and not a sale, it is the intention of the parties that the Seller shall be deemed to have Granted to the Issuer as of the date of this Supplement, a first priority perfection security interest in all of the Seller’s right, title and interest in, to and under each Timeshare Loan whether now owned or hereafter acquired, and the related property described in Section 2 of the Sale Agreement. The Seller acknowledges that the Issuer intends to grant to the Indenture Trustee a security interest in the Additional Conveyed Timeshare Assets and that the Additional Timeshare Loans and other Additional Conveyed Timeshare Assets are subject to the Lien of the Indenture and Servicing Agreement for the benefit of the Indenture Trustee on behalf of the Noteholders and the Hedge Counterparty.

4. Acceptance by the Issuer. The Issuer hereby acknowledges that, prior to or simultaneously with the execution and delivery of this Supplement, the Seller delivered to the Issuer the Schedule described in Section 2 of this Supplement with respect to all Additional Timeshare Loans.

5. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Issuer on the [Funding][Transfer] Date that each representation and warranty to be made by it on such [Funding][Transfer] Date pursuant to the Sale Agreement is true and correct, and that each such representation and warranty is hereby incorporated herein by reference as though fully set out in this Supplement.

6. Ratification of the Sale Agreement. The Sale Agreement is hereby ratified, and all references to the Sale Agreement shall be deemed from and after the [Funding][Transfer] Date to be references to the Sale Agreement as supplemented and amended by this Supplement. Except as expressly amended hereby, all the representations, warranties, terms, covenants and conditions of the Sale Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with its terms and except as expressly provided herein shall not constitute or be deemed to constitute a waiver of compliance with or consent to non-compliance with any term or provision of the Sale Agreement.

7. Counterparts. This Supplement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof and deemed an original.

8. GOVERNING LAW. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

IN WITNESS WHEREOF, each of the parties hereto has caused this Assignment to be duly executed by their respective officers as of the day and year first written above.

MORI SPC SERIES CORP., as Seller

By:
Name:
Title:
	Address:	6649 Westwood Boulevard
Orlando, Florida 32821
	Telephone:	(407) 206-6000
	Facsimile:	(407) 206-6420

MARRIOTT VACATIONS WORLDWIDE OWNER TRUST 2011-1

By:	WILMINGTON TRUST, NATIONAL ASSOCIATION, not individually but solely in its capacity as Owner Trustee

By:
	Name:	Rita Marie Ritrovato
	Title:	Assistant Vice President
	Address:	1100 North Market Street Wilmington, Delaware 19801
	Telephone:	(302) 636-5137
	Facsimile:	(302) 636-4140

ANNEX A

Standard Definitions

Final

Annex A

THIRD AMENDED AND RESTATED STANDARD DEFINITIONS

Rules of Construction. In these Third Amended and Restated Standard Definitions and with respect to the Facility Documents (as defined below), (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms, (b) in any Facility Document, the words “hereof,” “herein,” “hereunder” and similar words refer to such Facility Document as a whole and not to any particular provisions of such Facility Document, (c) any subsection, Section, Article, Annex, Schedule and Exhibit references in any Facility Document are to such Facility Document unless otherwise specified, (d) the term “documents” includes any and all documents, instruments, agreements, certificates, indentures, notices and other writings, however evidenced (including electronically), (e) the term “including” is not limiting and (except to the extent specifically provided otherwise) shall mean “including (without limitation)”, (f) unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including,” the words “to” and “until” each shall mean “to but excluding,” and the word “through” shall mean “to and including”, and (g) the words “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Act” shall have the meaning specified in Section 1.04 of the Indenture and Servicing Agreement.

“Acceleration Event” shall have the meaning specified in Section 6.06 of the Indenture and Servicing Agreement.

“Accounting Based Consolidation Event” shall mean the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of any Conduit that are subject to the Note Purchase Agreement or any other Facility Document with all or any portion of the assets and liabilities of an Affected Entity. An Accounting Based Consolidation Event shall be deemed to occur on the date any Affected Entity shall acknowledge in writing that any such consolidation of the assets and liabilities of the related Conduit shall occur.

“Acquiring Alternate Purchaser” shall have the meaning set forth in Section 5.10(d) of the Note Purchase Agreement.

“Acquiring Non-Conduit Committed Purchaser” shall have the meaning set forth in Section 5.10(f) of the Note Purchase Agreement.

“Acquiring Purchaser” shall mean an Acquiring Purchaser Group or an Acquiring Non-Conduit Committed Purchaser.

“Acquiring Purchaser Group” shall have the meaning set forth in Section 5.10(f) of the Note Purchase Agreement.

“Additional Conduit” shall have the meaning set forth in Section 2.3(d) of the Note Purchase Agreement.

“Additional Funding Agent” shall have the meaning set forth in Section 2.3(d) of the Note Purchase Agreement.

“Additional Non-Conduit Committed Purchaser” shall have the meaning set forth in Section 2.3(d) of the Note Purchase Agreement.

“Additional Purchaser” shall mean an Additional Conduit and the Related Additional Alternate Purchasers or an Additional Non-Conduit Committed Purchaser.

“Additional Timeshare Loans” shall mean any Timeshare Loans (including Qualified Substitute Timeshare Loans) conveyed by MORI to the Seller and by the Seller to the Issuer and pledged by the Issuer to the Indenture Trustee on a Funding Date or Transfer Date, as applicable.

“Additional Timeshare Loan Supplement” shall mean, with respect to any Additional Timeshare Loans, an Additional Timeshare Loan Supplement, substantially in the form of Exhibit D to the Purchase Agreement or Sale Agreement, as applicable.

“Adjusted Commitment” shall mean on any date of determination with respect to an Alternate Purchaser for a Conduit, such Alternate Purchaser’s Commitment minus the sum of (a) the portion of the Purchaser Invested Amount with respect to the Purchaser Group of which such Conduit is a member funded by such Alternate Purchaser and (b) the portion of such Purchaser Invested Amount an interest in which was acquired by such Alternate Purchaser acting as a Liquidity Provider pursuant to a Liquidity Agreement.

“Adjusted LIBOR Rate” shall mean, with respect to any Funding Period, the sum of (A) the Applicable Percentage and (B) a rate per annum equal to the rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) obtained by dividing (i) the LIBOR Rate for such Funding Period by (ii) a percentage equal to 100% minus the reserve percentage (rounded upward to the next 1/100th of 1%) in effect on such day and applicable to the Alternate Purchaser or related Liquidity Provider for which this rate is calculated under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Adjusted LIBOR Rate shall be adjusted automatically as of the effective date of any change in such reserve percentage.

“Administration Agreement” shall mean that certain administration agreement, dated as of September 1, 2011, by and among the Issuer, the Indenture Trustee, the Owner Trustee and the Administrator, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

“Administrative Agent” shall mean Deutsche Bank AG, New York Branch, in its capacity as Administrative Agent for the Purchasers and the Funding Agents, and any successor Administrative Agent appointed pursuant to the terms of the Note Purchase Agreement.

“Administrative Agent-Related Persons” shall mean the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Administrative Agent Fee” shall have the meaning set forth in the related Fee Letter; provided that the Administrative Agent Fee shall not be greater than 0.10% of the Facility Limit per annum.

“Administrator” shall mean Marriott Ownership Resorts, Inc., a Delaware corporation.

“Administrator Fee” shall equal $1,000 paid annually in accordance with Section 3.04 of the Indenture and Servicing Agreement.

“Advance Rate” shall mean, with respect to the Borrowing Base Loans related to a Borrowing Base Loan Group, the applicable Advance Rate specified in the chart below:

Borrowing Base Loan Group	Applicable Advance Rate
Domestic Obligor No FICO Loan Group	70%
FICO 550 to 599 Loan Group	40%
FICO 600 to 649 Loan Group	50%
FICO 650 to 699 Loan Group	76%
FICO 700 to 749 Loan Group	91%
FICO 750 Plus Loan Group	96%
Foreign Timeshare Loan Group I	68%
Foreign Timeshare Loan Group II	40%

“Adverse Claim” shall mean any claim of ownership or any lien, security interest, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a lien or security interest, other than the interests created under the Indenture and Servicing Agreement in favor of the Indenture Trustee and the Noteholders.

“Affected Entity” shall mean (i) any Alternate Purchaser, (ii) any Liquidity Provider, (iii) any agent, administrator or manager of any Conduit, or (iv) any bank holding company in respect of any of the foregoing.

“Affiliate” shall mean with respect to any Person, a Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of the voting stock of such Person; or (c) for which five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, for purposes of the definition of “Outstanding,” MVCO Series LLC, MORI, MVC Trust, MVCI Finance, C.V., The Ritz-Carlton Development Company, Inc., Marriott Ownership Resorts (St. Thomas), Inc., Marriott Vacation Worldwide Corporation and their Affiliates shall be deemed an Affiliate of the Issuer.

“Aggregate Loan Balance” shall mean the sum of the Loan Balances for all Borrowing Base Loans.

“AIFMR” shall mean Commission Delegated Regulation (EU) No 231/2013, as amended.

“Alternate Purchasers” shall mean, with respect to a Conduit, each Purchaser identified as an Alternate Purchaser for such Conduit on Schedule I to the Note Purchase Agreement or in the Assignment and Assumption Agreement pursuant to which such Conduit became a party to the Note Purchase Agreement, and any permitted assignee thereof.

“Alternate Purchaser Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit A to the Note Purchase Agreement.

“Alternate Purchaser Percentage” shall mean, with respect to any Alternate Purchaser for a Conduit, such Alternate Purchaser’s Commitment with respect to such Conduit as a percentage of the Purchaser Commitment Amount with respect to the Purchaser Group of which such Conduit is a member.

“Amendment Effective Date” shall mean September 15, 2014, so long as the conditions precedent set forth in Section 13.09 of the Indenture and Servicing Agreement and Section 3.8 of the Note Purchase Agreement have been satisfied on or prior to such date.

“Amortization Event” shall exist on and after a Determination Date if any of the following shall have occurred:

(a) the Warehouse Portfolio Three Month Rolling Average Delinquency Percentage is greater than 5.50%; or

(b) the Securitized Portfolio Three Month Rolling Average Delinquency Percentage is greater than 5.50%; or

(c) the Warehouse Portfolio Three Month Rolling Average Default Percentage is greater than 0.75%; or

(d) the Securitized Portfolio Three Month Rolling Average Default Percentage is greater than 0.75%; or

(e) to the extent the Aggregate Loan Balance is more than $0, the Gross Excess Spread Percentage for the related Due Period is less than 5.00%; or

(f) an Event of Default occurs; or

(g) a Servicer Event of Default occurs; or

(h) the amount on deposit in the Reserve Account is less than the Reserve Account Required Balance for any three consecutive Business Days; or

(i) the MVC Trust shall incur any indebtedness (other than trade debt in the ordinary course).

Upon the first occurrence of an Amortization Event of a type described in any of clauses (a), (b), (c), (d) or (e) above, such Amortization Event shall continue until the Determination Date on which the Warehouse Portfolio Three Month Rolling Average Delinquency Percentage, Securitized Portfolio Three Month Rolling Average Delinquency Percentage, Warehouse Portfolio Three Month Rolling Average Default Percentage, Securitized Portfolio Three Month Rolling Average Default Percentage or Gross Excess Spread Percentage, as the case may be, is equal to or less than (in the case of clauses (a), (b), (c) or (d)) or equal to or greater than (in the case of clause (e)), the specified threshold. Upon the second occurrence of an Amortization Event of a type described in any of clauses (a), (b), (c), (d) or (e) above, an Amortization Event shall exist and continue until the Outstanding Note Balance has been reduced to zero.

An Amortization Event of the type described in clauses (f), (g), (h) or (i) shall continue until the Outstanding Note Balance of the Notes has been reduced to zero.

“Anticipated Completion Date” shall mean, for a Pre-Completion Loan, the date set forth in the related Additional Timeshare Loan Supplement as specified by resort and building on which the related Unit is expected to be an Available Unit.

“Applicable Percentage” shall mean 1.50%.

“Assignment and Assumption Agreement” shall mean any Alternate Purchaser Assignment and Assumption Agreement or any Purchaser Assignment and Assumption Agreement.

“Assumption Date” shall have the meaning specified in Section 5.19(f) of the Indenture and Servicing Agreement.

“Authorized Officer” shall mean (a) with respect to any corporation, limited liability company or partnership, the Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer, Managing Member and each other officer of such corporation or limited liability company or the general partner of such partnership customarily performing functions similar to those performed by any of the above designated officers, and with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject or such officer specifically authorized in resolutions of the Board of Directors of such corporation or managing member of such limited liability company to sign agreements, instruments or other documents in connection with the Indenture and Servicing Agreement on behalf of such corporation, limited liability company or partnership, as the case may be or (b) with respect to a trust, any person meeting the criteria specified in clause (a) above with respect to the related trustee.

“Available Funds” shall mean for any Payment Date, (A) all funds on deposit in the Collection Account after making all transfers and deposits required from or by (i) the Servicer pursuant to the Indenture and Servicing Agreement, (ii) the Reserve Account or Hedge Reserve Account pursuant to Section 3.02(b) or Section 3.02(e) of the Indenture and Servicing Agreement, (iii) the Seller or the Issuer pursuant to Section 4.06 of the Indenture and Servicing Agreement, (iv) the Performance Guarantor pursuant to the Performance Guaranty, and (v) a Hedge Counterparty in respect of a Hedge Agreement, less (B) amounts on deposit in the Collection Account related to collections related to any Due Periods subsequent to the Due Period related to such Payment Date.

“Available Unit” shall mean a Unit where the Unit’s construction has been completed in accordance with applicable brand standards and becomes available for occupancy by timeshare owners.

“Back-Up Servicer” shall mean Wells Fargo Bank, National Association and its permitted successors and assigns, as provided in the Indenture and Servicing Agreement.

“Back-Up Servicing Fee” shall mean for any Payment Date, an amount equal to the greater of (a) $2,500 and (b) the product of (x) one-twelfth of 0.02% and (y) the Aggregate Loan Balance as of the first day of the related Due Period.

“Bank Base Rate” shall mean, with respect to any Purchaser for any day, a rate per annum equal to the sum of (i) the Base Rate with respect to such Purchaser on such date and (ii) the Applicable Percentage.

“Base Rate” shall mean, with respect to any Purchaser for any day, a rate per annum equal to the greatest of (i) the prime rate of interest announced publicly by (x) if such Purchaser is a Non-Conduit Committed Purchaser, such Purchaser (or the Affiliate of such Purchaser that announces such rate), and (y) if such Purchaser is a member of a Purchaser Group, the Funding Agent with respect to such Purchaser Group (or the Affiliate of such Purchaser or Funding Agent, as applicable, that announces such rate) as in effect at its principal office from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by such Person) or, if such Purchaser, Funding Agent or Affiliate thereof does not publicly announce the prime rate of interest, as quoted in the Wall Street Journal on such day, (ii) the sum of (a) 0.50% and (b) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by such Purchaser (or if such Purchaser is a member of a Purchaser Group, the Funding Agent with respect to such Purchaser Group) from three Federal funds brokers of recognized standing selected by it and (iii) the sum of (x) 1.00% and (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Bloomberg L.P.‘s page BBAMI/Official BBA USD Libor Fixings (or any successor page or such other page or service as such Purchaser shall determine in its sole discretion) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) on such date (or if such day is not a London Business Day, on the next preceding London Business Day) for a term of one month, or, if more than one rate is specified on the applicable page or screen, the arithmetic mean of all such rates. Notwithstanding any of the foregoing to the contrary, solely for the purposes of Sections 2.8(c) and 2.8(d) of the Note Purchase Agreement, “Base Rate” shall mean the greater of the rates described in clause (i) and clause (ii) of the preceding sentence.

“Bankruptcy Code” shall mean the federal Bankruptcy Code, as amended (Title 11 of the United States Code).

“Basel III” shall mean “A Global Regulatory Framework for More Resilient Banks and Banking Systems” developed by the Basel Committee on Banking Supervision, initially published in December 2010.

“Beneficial Interest” shall mean the beneficial interests in the MVC Trust owned by an Obligor.

“Benefit Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or any other “plan” as defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code or any entity whose underlying assets include plan assets by reason of an employee benefit plan’s or plan’s investment in such entity or any plan that is subject to any substantially similar provision of federal, state or local law.

“Borrowing Base” shall mean for any date of determination, the lesser of:

(x) the sum of the products of (i) the aggregate Loan Balance of each Borrowing Base Loan Group minus its related Excluded Loan Group Balance and (ii) the applicable Advance Rate; and

(y) the sum of the products of (i) the aggregate Loan Balance of each Borrowing Base Loan Group minus its related Excluded Loan Group Balance and (ii) 85%.

For purposes of calculating the Borrowing Base on a Funding Date, the aggregate Loan Balance of a Borrowing Base Loan Group, the Aggregate Loan Balance and Excluded Loan Balance shall be measured as of the last day of the Due Period related to the immediately preceding Payment Date (or, with respect to the Additional Timeshare Loans conveyed on such Funding Date or Timeshare Loans conveyed during the same Due Period, the related Cut-off Date). For purposes of calculating the Borrowing Base with respect to any Determination Date, the aggregate Loan Balance of a Borrowing Base Loan Group, the Aggregate Loan Balance and Excluded Loan Balance shall be measured as of the end of the related Due Period (or, with respect to the Additional Timeshare Loans conveyed on such Funding Date or Timeshare Loans conveyed during the same Due Period, the related Cut-off Date). All Defaulted Timeshare Loans, Delinquent Timeshare Loans and Defective Timeshare Loans shall be deemed to have a Loan Balance of zero ($0) for purposes of this definition.

“Borrowing Base Loan Group” shall mean any of the Foreign Timeshare Loan Group I, Foreign Timeshare Loan Group II, Domestic Obligor No FICO Loan Group, FICO 550 to 599 Loan Group, FICO 600 to 649 Loan Group, FICO 650 to 699 Loan Group, FICO 700 to 749 Loan Group and FICO 750 Plus Loan Group.

“Borrowing Base Loans” shall mean, as of any date of determination, all Timeshare Loans that are Eligible Timeshare Loans on such date and owned directly by the Issuer and pledged to the Indenture Trustee pursuant to the Indenture and Servicing Agreement or a Supplemental Grant.

“Borrowing Base Shortfall” shall mean on as of any date of determination, the amount, if any, by which the Outstanding Note Balance (without giving effect to any Increase on such date) exceeds the Borrowing Base on such date (without giving effect to any pledge of Additional Timeshare Loans to the Indenture Trustee on such date).

“Borrowing Notice” shall mean the notice presented by the Issuer to the Administrative Agent, each Funding Agent, each Non-Conduit Committed Purchaser, the Servicer and the Indenture Trustee to request the initial advance on the Initial Funding Date or thereafter, an Increase, in the form attached as Exhibit D to the Note Purchase Agreement.

“Breakage and Other Costs” shall mean any and all amounts owing by the Issuer to any Purchaser or Funding Agent or the Administrative Agent pursuant to this Agreement or any other Facility Document, other than in respect of interest or principal on any Note and shall include without limitation (i) the amount of all fees due under the Renewal Fee Letter (other than Purchaser Fees and the Up-Front Renewal Fees), (ii) the amount of any Early Collection Fee and (iii) any other amounts due from the Issuer hereunder but not included in interest or principal on the Notes including, without limitation, under Sections 4.1, 4.2, 4.3 and 4.4 of the Note Purchase Agreement.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in New York City, the city in which the Servicer is located or the city in which the Corporate Trust Office is located, are authorized or obligated by law or executive order to be closed.

“Carrying Costs” shall mean, with respect to any Interest Accrual Period the sum (without duplication) of the following amounts determined on an accrual basis in accordance with GAAP consistently applied: with respect to (x) any Purchaser Group, (a) the amount of interest accrued with respect to the portion of the Purchaser Invested Amount funded by the Conduit which is a member of such Purchaser Group at a rate equal to the CP Rate applicable to such Conduit for such Interest Accrual Period and (b) the amount of interest accrued with respect to the portion of the Purchaser Invested Amount funded by any Alternate Purchaser which is a member of such Purchaser Group or any Liquidity Provider with respect to such Conduit at either the Adjusted LIBOR Rate or the Bank Base Rate, as applicable in accordance with Section

2.8(a) of the Note Purchase Agreement and (y) any Non-Conduit Committed Purchaser, the amount of interest accrued with respect to its Purchaser Invested Amount at the LIBOR Rate or the LIBOR Rate plus the Applicable Percentage, as applicable, in accordance with Section 2.8(a) of the Note Purchase Agreement; provided, however, that following the occurrence of an Event of Default, the Carrying Costs with respect to any Purchaser Group or Non-Conduit Committed Purchaser shall be determined in accordance with Section 2.8(b) of the Note Purchase Agreement. The Carrying Costs for any Interest Accrual Period determined by reference to the applicable CP Rate or daily LIBOR Rate shall be calculated using an estimate for the days in such Interest Accrual Period remaining after the date on which the applicable Funding Agent or Non-Conduit Committed Purchaser notifies the Administrative Agent of the applicable Carrying Costs pursuant to Section 2.8(a)(v) of the Note Purchase Agreement. On or before the day on which the applicable Funding Agent or Non-Conduit Committed Purchaser is required to notify the Administrative Agent of the applicable Carrying Costs with respect to the next succeeding Accrual Period, such Funding Agent or Non-Conduit Committed Purchaser shall re-determine the Carrying Costs in respect of the prior Accrual Period and if such re-determined amount is higher or lower than the Carrying Costs initially reported as described above, such Funding Agent or Non-Conduit Committed Purchaser shall advise the Administrative Agent of the re-determined Carrying Costs, specifying the amount of any Carrying Costs Underpayment or any Carrying Costs Overpayment.

“Carrying Costs Overpayment” shall mean, with respect to any Accrual Period (x) with respect to a Purchaser Group the excess, if any, of (i) the amount of Carrying Costs for such Accrual Period determined based on the CP Rate as initially determined by the applicable Funding Agent pursuant to the definition of “Carrying Costs”, over (ii) the amount of Carrying Costs for such Accrual Period determined based on the CP Rate as re-determined by such Funding Agent prior to the next succeeding Payment Date pursuant to the definition of “Carrying Costs” and (y) with respect to a Non-Conduit Committed Purchaser, the excess, if any, of (i) the amount of Carrying Costs for such Accrual Period determined based on the LIBOR Rate as initially determined by such Non-Conduit Committed Purchaser pursuant to the definition of “Carrying Costs”, over (ii) the amount of Carrying Costs for such Accrual Period determined based on the LIBOR Rate as re-determined by such Non-Conduit Committed Purchaser prior to the next succeeding Payment Date pursuant to the definition of “Carrying Costs”.

“Carrying Costs Underpayment” shall mean, with respect to any Accrual Period (x) with respect to a Purchaser Group, the excess, if any, of (i) the amount of Carrying Costs for such Accrual Period determined based on the CP Rate as re-determined by the applicable Funding Agent prior to the next succeeding Payment Date pursuant to the definition of “Carrying Costs”, over (ii) the amount of Carrying Costs for such Accrual Period determined based on the CP Rate as initially determined by such Funding Agent pursuant to the definition of “Carrying Costs” and (y) with respect to a Non-Conduit Committed Purchaser, the excess, if any, of (i) the amount of Carrying Costs for such Accrual Period determined based on the LIBOR Rate as re-determined by such Non-Conduit Committed Purchaser prior to the next succeeding Payment Date pursuant to the definition of “Carrying Costs”, over (ii) the amount of Carrying Costs for such Accrual Period determined based on the LIBOR Rate as initially determined by such Non-Conduit Committed Purchaser pursuant to the definition of “Carrying Costs”.

“Certificate of Trust” shall mean the Certificate of Trust filed with the Secretary of State for the State of Delaware on September 6, 2011 in order to form the Issuer, as the same may be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Performance Guarantor, (ii) the board of directors of MVW shall cease to consist of a majority of Continuing Directors; or (iii) MVW, through its subsidiary MVW US Holdings, Inc., shall cease to own and control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of MORI, the Seller and the Owner, free and clear of all Liens (except Liens created hereunder or under the Corporate Revolver Facility.

“Charges” shall mean, with respect to Section 2.2(e) of the Note Purchase Agreement, any external cost, fee or expense incurred by a Non-Conduit Committed Purchaser or an Alternate Purchaser or any internal cost, fee or expense incurred by any business of a Non-Conduit Committed Purchaser or an Alternate Purchaser managing such Non-Conduit Committed Purchaser’s or such Alternate Purchaser’s interests or obligations under the Note Purchase Agreement.

“Closing Date” shall mean September 28, 2011.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute, together with the rules and regulations thereunder.

“Collection Account” shall mean the account established and maintained by the Indenture Trustee pursuant to Section 3.02(a) of the Indenture and Servicing Agreement.

“Commercial Paper” shall mean either (i) the promissory notes of any Conduit issued by such Conduit in the commercial paper market or (ii) the promissory notes issued in the commercial paper market by a multi-seller commercial paper conduit the proceeds of which are loaned to a Conduit.

“Commitment” shall mean, for each Committed Purchaser, on any date of determination, the commitment of such Committed Purchaser to purchase a Note on the Initial Funding Date and, thereafter, to maintain and, subject to certain conditions, increase its investment therein in accordance with the terms of the Note Purchase Agreement in an amount not to exceed (a) (i) in the case of any Committed Purchaser which is a party hereto on the Amendment Effective Date, the dollar amount set forth opposite the name of such Committed Purchaser on Schedule I of the Note Purchase Agreement, (ii) in the case of any Committed Purchaser which is not a party hereto on the Amendment Effective Date, the dollar amount specified as such in the Purchaser Assignment and Assumption Agreement for such Purchaser or (iii) in the case of any permitted assignee of an Alternate Purchaser pursuant to Section 5.10(d) of the Note Purchase Agreement, the amount specified as such in the Alternate Purchaser Assignment and Assumption Agreement pursuant to which such assignee acquired its interest in the Notes, minus (b) the dollar amount of any portion thereof assigned pursuant to an Assignment and Assumption Agreement in accordance with Section 5.10 of the Note Purchase Agreement prior to such date of determination, plus (c) the dollar amount of any increase to such Committed Purchaser’s Commitment consented to by such Committed Purchaser prior to such date of determination.

“Commitment Percentage” shall mean, on any date of determination, with respect to any Non-Conduit Committed Purchaser or Purchaser Group, the ratio, expressed as a percentage, which the Purchaser Commitment Amount of such Non-Conduit Committed Purchaser or Purchaser Group bears to the Facility Limit on such date.

“Committed Purchaser” shall mean any Alternate Purchaser or any Non-Conduit Committed Purchaser.

“Competes” shall mean (1) to compete, conduct or participate or engage in, or bid for or otherwise pursue a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity; or (2) have any debt or equity ownership interest in or actively assist, any Person or business that conducts, participates or engages in, or bids for or otherwise pursues a business, whether as a principal, sole proprietor, partner or stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity; provided, that “Competes” shall not include ownership of less than 5% of the outstanding equity securities of a publicly-traded Person; provided, further, that “Competes” shall not include acting as a lender (including a Purchaser under the Facility Documents) to a Direct Competitor or acting in an advisory role to a Direct Competitor.

“Conduit” shall mean any commercial paper conduit identified as a Conduit on Schedule I to the Note Purchase Agreement or in the Assignment and Assumption Agreement pursuant to which such Purchaser became a party thereto, and any permitted assignee thereof.

“Conduit Assignee” shall mean, with respect to any Conduit, either (x) any commercial paper conduit administered by the Funding Agent with respect to such Conduit or (y) any other commercial paper conduit which has entered into a Liquidity Agreement with one or more Alternate Purchasers (or any Affiliate of such Alternate Purchasers) with respect to such Conduit, in either case designated by the Funding Agent with respect to such Conduit to accept an assignment from such Conduit of the Purchaser Invested Amount or a portion thereof with respect to the Purchaser Group of which such Conduit is a member and such Conduit’s rights and obligations under this Agreement pursuant to Section 5.10(c) of the Note Purchase Agreement; provided that no Conduit Assignee pursuant to clause (y) of this definition shall be a direct competitor (or an Affiliate thereof) of the Performance Guarantor or the Servicer in the lodging, vacation exchange and rentals or vacation ownership businesses.

“Consolidated Net Worth” shall mean at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of MVW under shareholders’ equity at such date.

“Consolidated Tangible Net Worth” shall mean, at any date, (a) Consolidated Net Worth, minus (b) the net book value of all assets on the consolidated balance sheet of MVWC used to calculate Consolidated Net Worth that would be treated as intangible assets under GAAP (including goodwill, trademarks, trade names, service marks, service names, copyrights, patents, organizational expenses and the excess of any equity in any Subsidiary over the cost of the investment in such Subsidiary), all as determined on a consolidated basis in accordance with GAAP

“Continued Errors” shall have the meaning specified in Section 5.19(f)(i) of the Indenture and Servicing Agreement.

“Continuing Directors” shall mean the directors of MVW on the Amendment Effective Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of MVW is recommended by at least 66-2/3% of the then Continuing Directors.

“Control Account” shall mean any account subject to a Control Agreement. A list of all Control Accounts on the Amendment Effective Date has been provided by the Issuer (or its agent) to the Administrative Agent and the Indenture Trustee.

“Control Account Bank” shall mean a commercial bank at which a Control Account is established. A list of all Control Account Banks on the Amendment Effective Date has been provided by the Issuer (or its agent) to the Administrative Agent and the Indenture Trustee.

“Control Agreement” shall mean a control agreement by and among the Issuer (or its agent), the Indenture Trustee (or its agent), the Servicer and the related Control Account Bank, which agreement sets forth the rights of the parties thereto with respect to the disposition and application of collections deposited in the related Control Account, including the right of the Indenture Trustee (or its agent) to direct the Control Account Bank to remit collections directly to the Indenture Trustee for the benefit of the Noteholders.

“Control Account Intercreditor Agreement” shall mean that certain intercreditor, security and agency agreement, dated as of September 28, 2011, by and among the Issuer, the Indenture Trustee, MVW, MORI, the Servicer, the various issuers and indenture trustees and other creditors party thereto from time to time, and Wells Fargo Bank, National Association, as agent.

“Conveyed Timeshare Loan Assets” shall have the meaning set forth in Section 2 of the Purchase Agreement and Sale Agreement.

“Corporate Revolver Facility” shall mean that certain credit agreement, dated as of October 20, 2011, among MVW, MORI, as borrower, the several lenders from time to time parties thereto, Bank of America, N.A. and Deutsche Bank Securities Inc., as co-documentation agents and JPMorgan Chase Bank, N.A., as administrative agent, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

“Corporate Trust Office” shall mean (i) the office of the Indenture Trustee, which office is at the address set forth in Section 13.03 of the Indenture and Servicing Agreement, or (ii) the office of the Owner Trustee, which is at the address set forth in Section 2.2 of the Trust Agreement, as applicable.

“CP Rate” shall mean, with respect to (a) a Conduit that is funding a portion of the Purchaser Invested Amount with respect to the Purchaser Group of which it is a member on a pooled basis, for each day, the weighted average rate at which interest or discount is accruing on or in respect of the Commercial Paper with respect to such Conduit allocated, in whole or in part, by the related Funding Agent, to fund the purchase or maintenance of such portion of such Purchaser Invested Amount (including, without limitation, any interest attributable to the commissions of placement agents and dealers in respect of such Commercial Paper and any costs associated with funding small or odd-lot amounts, to the extent that such commissions or costs are allocated, in whole or in part, to such Commercial Paper by such Funding Agent) or (b) a Conduit that is funding a portion of the Purchaser Invested Amount with respect to the Purchaser Group of which it is a member with Commercial Paper with respect to such Conduit issued in specified tranches (such Conduit, a “Match Funded Conduit”), the weighted average rate of the Commercial Paper with respect to such Conduit issued to fund or maintain such portion of such Purchaser Invested Amount, including an amount equal to the portion of the Face Amount of the outstanding Commercial Paper issued to fund or maintain such portion of such Purchaser Invested Amount that corresponds to the portion of the proceeds of such Commercial Paper that was used to pay the interest or discount component of maturing Commercial Paper issued to fund or maintain such portion of such Purchaser Invested Amount, to the extent that such Conduit has not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper, and including the portion of such interest or discount component constituting dealer or placement agent commissions; provided, however, that each such Match Funded Conduit shall approve the length of each tranche period and the portion of such Purchaser Invested Amount allocated to such tranche period.

“Credit and Collection Policy” shall mean those credit and collection policies and practices of the initial Servicer in effect as of a specified date; and for any successor Servicer shall mean the credit and collection policies and practices of such successor in effect on the date which it commences servicing. The Credit and Collection Policy of the initial Servicer in effect on the Amendment Effective Date has been delivered to the Administrative Agent and the Indenture Trustee.

“Credit Card Account” shall mean an arrangement whereby an Obligor makes payments under a Timeshare Loan via pre-authorized debit to a Major Credit Card.

“CRR” shall mean the European Union Capital Requirements Regulation (Regulation (EU) No 575/2013), as amended from time to time.

“Current Equity Percentage” shall mean, with respect to any date of determination and a Timeshare Loan (a) 100% minus (B) the ratio expressed as a percentage of (i) the related Loan Balance minus financed closing costs divided by (ii) the related Purchase Price.

“Custodial Agreement” shall mean that certain custodial agreement, dated as of September 1, 2011, by and among, the Custodian, the Indenture Trustee, the Servicer and the Issuer, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

“Custodial Fees” shall mean such fees as the Custodian shall charge from time to time, as specified in the Custodial Agreement.

“Custodian” shall mean Wells Fargo Bank, National Association or its permitted successors and assigns.

“Cut-Off Date” shall mean the date specified in the related Schedule of Timeshare Loans as the date after which all subsequent collections related to such Timeshare Loans are sold by MORI to the Seller and by the Seller to the Issuer and pledged by the Issuer to the Indenture Trustee.

“Cut-Off Date Loan Balance” shall mean the Loan Balance of a Timeshare Loan on the related Cut-Off Date.

“DBRS” shall mean DBRS, Inc.

“Defaulted Timeshare Loan” shall mean any Timeshare Loan for which any of the earliest following events may have occurred: (i) any payment or part thereof has been delinquent more than 150 days as of the end of the related Due Period (as determined by the Servicer in accordance with the Servicing Standard), (ii) the Servicer has initiated foreclosure or similar proceedings with respect to the related Timeshare Property or has received the related deed or assignment in lieu of foreclosure, or (iii) provided that such Timeshare Loan is at least one day delinquent, the Servicer has determined that such Timeshare Loan should be fully written off in accordance with the Credit and Collection Policy.

“Defective Timeshare Loan” shall have the meaning specified in Section 4.06 of the Indenture and Servicing Agreement.

“Deficit” shall have the meaning specified in Section 2.4 of the Note Purchase Agreement.

“Delayed Amount” has the meaning specified in Section 2.2(e) of the Note Purchase Agreement.

“Delayed Funding Date” has the meaning specified in Section 2.2(e) of the Note Purchase Agreement.

“Delayed Funding Notice” has the meaning specified in Section 2.2(e) of the Note Purchase Agreement.

“Delayed Funding Purchaser” has the meaning specified in Section 2.2(e) of the Note Purchase Agreement.

“Delayed Funding Purchaser Group” has the meaning specified in Section 2.2(e) of the Note Purchase Agreement.

“Delayed Funding Reimbursement Amount” shall mean, with respect to any Delayed Amount of a Delayed Funding Purchaser funded by Non-Delayed Funding Purchasers on a Funding Date, an amount equal to the excess, if any, of (a) such Delayed Amount over (b) the amount, if any, by which the portion of any Principal Distribution Amount paid to such Non- Delayed Funding Purchasers pursuant to Section 3.04 of the Indenture and Servicing Agreement or of any decrease to the Outstanding Note Balance made in accordance with Section 2.3 of the Note Purchase Agreement, on any date during the period from and including such Funding Date to but excluding the Delayed Funding Date for such Delayed Amount, was greater than what it would have been had such Delayed Amount been funded by such Delayed Funding Purchaser on such Funding Date.

“Delinquent Timeshare Loan” shall mean a Timeshare Loan for which any payment or part thereof has been delinquent more than 30 days as of the end of the related Due Period.

“Determination Date” shall mean, with respect to any Payment Date, the second Business Day prior to such Payment Date.

“Direct Competitor” shall mean any Person that Competes with MVW, MORI or any Vacation Ownership Business or any Subsidiary of such Person or other Person that controls, is controlled by, or is under common control with, any of the foregoing Persons. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or to cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Domestic Obligor” shall mean Obligors who are citizens or residents of, and make payments from, the United States, Puerto Rico, the U.S. Virgin Islands, or Guam, any of the other territories of the United States, Canada or U.S. military bases. For the avoidance of doubt, having a military address outside the United States or making payments from such address shall not cause a United States citizen or resident Obligor to not be a Domestic Obligor.

“Domestic Obligor No FICO Loan Group” shall mean Borrowing Base Loans for which the related Domestic Obligors do not have FICO scores.

“Downpayment Percentage” shall mean, with respect to any date of determination and a Timeshare Loan (a) 100% minus (b) the ratio expressed as a percentage of (i) the original Loan Balance of such Timeshare Loan minus financed closing costs divided by (ii) the related Purchase Price.

“Due Period” shall mean with respect to (i) any Payment Date other than the initial Payment Date, the immediately preceding calendar month and (ii) the initial Payment Date, the period from the Closing Date to and including the last day of the calendar month prior to such Payment Date.

“Early Collection Fee” shall mean, (i) with respect to any Purchaser Group and any Funding Period during which the portion of the Outstanding Note Balance that was allocated to such Funding Period is reduced for any reason whatsoever, the excess, if any, of (x) the additional Carrying Costs that would have accrued during such Funding Period if such reductions had not occurred, minus (y) the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions and (ii) with respect to any Non-Conduit Committed Purchaser and any Interest Accrual Period during which the Purchaser Invested Amount of such Non-Conduit Committed Purchaser is reduced for any reason whatsoever on a date other than a Payment Date, the excess, if any, of (x) the additional Carrying Costs that would have accrued during such Interest Accrual Period if such reductions had not occurred, minus (y) the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions.

“ECP Asset Amount” shall mean, for any date of determination, an amount equal to sum of (i) the Loan Balances of all Timeshare Loans and (ii) amounts on deposit in the Trust Accounts.

“Effective Date” shall mean, with respect to any Purchaser which becomes a party to the Note Purchase Agreement after the Closing Date, the date on which such Purchaser becomes a party hereto, whether by assignment or direct execution of the Note Purchase Agreement or otherwise.

“Eligible Bank Account” shall mean a segregated account, which may be an account maintained with the Indenture Trustee, which is either (a) maintained with a depository institution or trust company whose long-term unsecured debt obligations are rated at least A by S&P and A2 by Moody’s and whose short-term unsecured obligations are rated at least A-1 by S&P and P-1 by Moody’s; or (b) a trust account or similar account maintained at the corporate trust department of the Indenture Trustee.

“Eligible Investments” shall mean one or more of the following obligations or securities:

(1) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (“Direct Obligations”);

(2) federal funds, or demand and time deposits in, certificates of deposit of, or bankers’ acceptances issued by, any depository institution or trust company (including U.S. subsidiaries of foreign depositories and the Indenture Trustee or any agent of the Indenture Trustee, acting in its respective commercial capacity) incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at the time of investment, the commercial paper or other short-term unsecured debt obligations or long-term unsecured debt obligations of such depository institution or trust company have been rated by each Rating Agency in its highest short-term rating category or one of its two highest long-term rating categories (and no such rating shall include a subscript of “f”, “r”, “p”, “pi”, “q” or “t”);

(3) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which has a short-term unsecured debt rating from each Rating Agency, at the time of investment at least equal to the highest short-term unsecured debt ratings of each Rating Agency (and no such rating shall include a subscript of “f”, “r”, “p”, “pi”, “q” or “t”), provided, however, that securities issued by any particular corporation will not be Eligible Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Trust Estate to exceed 20% of the sum of the Outstanding Note Balance and the aggregate principal amount of all Eligible Investments in the Collection Account, provided, further, that such securities will not be Eligible Investments if they are published as being under review with negative implications from either Rating Agency;

(4) commercial paper (including both non interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 180 days after the date of issuance thereof) rated by each Rating Agency in its highest short-term ratings (and no such rating shall include a subscript of “f”, “r”, “p”, “pi”, “q” or “t”); and

(5) any other demand, money market fund, common trust estate or time deposit or obligation, or interest-bearing or other security or investment (including those managed or advised by the Indenture Trustee or an Affiliate thereof), rated in the highest rating category by each Rating Agency (and no such rating shall include a subscript of “f”, “r”, “p”, “pi”, “q” or “t”). Such investments in this subsection (5) may include money market mutual funds rated either “AAAm” or “AAAm-G” by S&P or common trust estates, including any other fund for which the Indenture Trustee or an Affiliate thereof serves as an investment advisor, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that (x) the Indenture Trustee or an Affiliate thereof charges and collects fees and expenses from such funds for services rendered, (y) the Indenture Trustee or an Affiliate thereof charges and collects fees and expenses for services rendered pursuant to the Indenture and Servicing Agreement, and (z) services performed for such funds and pursuant to the Indenture and Servicing Agreement may converge at any time;

provided, however, that (a) any Eligible Investment must be money-market or other relatively risk-free instruments without options and with maturities no later than the Business Day prior to the expected Payment Date, and (b) no such instrument shall be an Eligible Investment if such instrument (1) evidences either (x) a right to receive only interest payments with respect to the obligations underlying such instrument or (y) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations, and (2) is purchased at a price in excess of par.

“Eligible Timeshare Loan” shall mean a Timeshare Loan conforming to each of the representations and warranties set forth in Schedule I to the Sale Agreement as of the Funding Date, Transfer Date or, with respect to a Determination Date (and the related Payment Date), the last day of the related Due Period, as the case may be. Delinquent Timeshare Loans, Defaulted Timeshare Loans and Defective Timeshare Loans, as of any date of determination, are not Eligible Timeshare Loans.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean, with respect to any Person, (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Person; (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person; or (iii) for purposes of Code Section 412, a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as such Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above.

“Errors” shall have the meaning specified in Section 5.19(f)(i) of the Indenture and Servicing Agreement.

“Event of Default” shall have the meaning specified in Section 6.01 of the Indenture and Servicing Agreement.

“Exchange Notes” shall mean notes issued pursuant to an Exchange Notes Indenture in exchange for Notes held by an Extending Noteholder.

“Exchange Notes Indenture” shall have the meaning set forth in Section 2.13 of the Indenture and Servicing Agreement.

“Excluded Loan Balance” shall mean, as of any date of determination, the sum of the following:

(i) the amount by which the aggregate Loan Balance of all Borrowing Base Loans relating to a Timeshare Property at an RCC Resort or a GRM Resort exceeds 10.0% of the Aggregate Loan Balance of all Borrowing Base Loans; plus

(ii) the amount by which the aggregate Loan Balance of all Borrowing Base Loans with an original term to stated maturity more than 120 months exceeds 30.0% of the Aggregate Loan Balance of all Borrowing Base Loans; plus

(iii) the amount by which the aggregate Loan Balance of all Borrowing Base Loans with both an original term to stated maturity of more than 180 months and were originated after the Closing Date, exceeds 5% of the Aggregate Loan Balance of all Borrowing Base Loans; plus

(iv) the amount by which the aggregate Loan Balance of all Borrowing Base Loans for which the related Obligor is a resident of the Highest State Concentration exceeds 30.0% of the Aggregate Loan Balance of all Borrowing Base Loans; plus

(v) the amount by which the aggregate Loan Balance of all Borrowing Base Loans for which the related Obligor is a resident of the Highest Five State Concentration exceeds 60.0% of the Aggregate Loan Balance of all Borrowing Base Loans, plus

(vi) the amount by which the aggregate Loan Balance of all Borrowing Base Loans having a Foreign Obligor from the Highest Country Concentration exceeds 30.0% of the aggregate Loan Balance of all Borrowing Base Loans having a Foreign Obligor; plus

(vii) the amount by which the aggregate Loan Balance of all Borrowing Base Loans having a Foreign Obligor from the Highest Three Countries Concentration exceeds 60.0% of the aggregate Loan Balance of all Borrowing Base Loans having a Foreign Obligor; plus

(viii) the Loan Balance of any Pre-Completion Loan with more than 9 months remaining until its Anticipated Completion Date; plus

(ix) the amount by which the aggregate Loan Balance of all Pre-Completion Loans with 9 months or less until their respective Anticipated Completion Date exceeds 7.5% of the Aggregate Loan Balance of all Borrowing Base Loans; plus

(x) the Loan Balance of any Pre-Completion Loan for which the related Unit is not an Available Unit as of its Anticipated Completion date; plus

(xi) the amount by which the aggregate Loan Balance of all Borrowing Base Loans with a Loan Balance greater than $125,000 exceeds 15.0% of the Aggregate Loan Balance of all Borrowing Base Loans; plus

(xii) the amount by which the aggregate Loan Balance of all Borrowing Base Loans (other than Borrowing Base Loans related to an Upgrade) for which the related Obligor did not have a Downpayment Percentage of at least 10% at the time of purchase exceeds 10% of the Aggregate Loan Balance of all Borrowing Base Loans; plus

(xiii) the amount by which the aggregate Loan Balance of all Borrowing Base Loans in the FICO 550 to 599 Loan Group exceeds 5% of the Aggregate Loan Balance of all Borrowing Base Loans; plus

(xiv) the amount by which the aggregate Loan Balance of all Borrowing Base Loans for which the related Obligor is a Domestic Obligor with no FICO score exceeds 5% of the Aggregate Loan Balance of all Borrowing Base Loans.

“Excluded Loan Group Balance” shall mean for any Borrowing Base Loan Group, an amount equal to the Excluded Loan Balance multiplied by a fraction, the numerator of which is the aggregate Loan Balance of Borrowing Base Loans in such Borrowing Base Loan Group and the denominator of which is the Aggregate Loan Balance of the Borrowing Base Loans.

“Excluded Taxes” shall have the meaning set forth in Section 4.3 of the Note Purchase Agreement.

“Extended Portion” shall mean, with respect to any Purchaser Group or Non-Conduit Committed Purchaser that is extending the Facility Termination Date with respect to less than all of its Purchaser Commitment Amount, an amount equal to the portion of such Purchaser Group or Non-Conduit Committed Purchaser’s Purchaser Invested Amount that is being extended.

“Extending Noteholder” shall mean a Noteholder that is either (x) the Funding Agent for a Purchaser Group that is an Extending Purchaser or (y) a Non-Conduit Committed Purchaser that is an Extending Purchaser.

“Extending Noteholder’s Percentage” shall mean, as of any Facility Termination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the aggregate principal amount of the Notes held by each Extending Noteholder (or, in the case of any Extending Noteholder which is extending its Facility Termination Date for an amount that is less than its entire Purchaser Commitment Amount, the Extended Portion with respect to such Extending Noteholder) on such date and (ii) the denominator of which is equal to the Outstanding Note Balance on such date.

“Extending Purchaser” shall mean a Purchaser Group or a Non-Conduit Committed Purchaser other than a Non-Extending Purchaser.

“Face Amount” shall mean, with respect to any Commercial Paper, the amount to be paid by the applicable Conduit on the maturity date of such Commercial Paper, whether issued on a discount basis or on an interest-bearing basis.

“Facility Documents” shall mean, collectively, the Indenture and Servicing Agreement, the Performance Guaranty, the Purchase Agreement, the Sale Agreement, the Custodial Agreement, the Administration Agreement, the Trust Agreement, the UCC financing statements, the Fee Letter, the Renewal Fee Letter, the Control Agreement, the Control Account Intercreditor Agreement, each Hedge Agreement and all other agreements, documents or instruments delivered in connection with the transactions contemplated thereby, and “Facility Document” shall mean any of them.

“Facility Limit” shall mean, on any date of determination, the sum of the Purchaser Commitment Amounts with respect to each of the Purchaser Groups and the Non-Conduit Committed Purchasers on such date. The Facility Limit shall be reduced by the Purchaser Commitment Amount of each Non-Extending Purchaser on the Facility Termination Date with respect to such Non-Extending Purchaser (or, in the case of an Extending Noteholder which is extending its Facility Termination Date for an amount less than its entire Purchaser Commitment Amount, the non-Extended Portion of the related Purchaser Commitment Amount). On the Amendment Effective Date, the Facility Limit shall be $250,000,000.

“Facility Termination Date’’ shall mean, with respect to any Purchaser Group or Non-Conduit Committed Purchaser, September 15, 2016, as such date may be extended in accordance with Section 2.3(c) of the Note Purchase Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FATCA Withholding Tax” shall mean any withholding or deduction made in respect of any payment pursuant to FATCA.

“Fee Letter” shall mean, as the context shall require, the (i) Fee Letter among the Issuer, the Performance Guarantor, MORI, each Purchaser, the Administrative Agent, each Funding Agent and Non-Conduit Committed Purchaser relating to the Up-Front Fees, (ii) Fee Letter among the Issuer, the Performance Guarantor, MORI and the Structuring Agent relating to the Structuring Fee, or (iii) Fee Letter among the Issuer, MORI, the Performance Guarantor and the Administrative Agent relating to the Administrative Agent Fee, in each case, as such fee letter may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

“FICO” shall mean a credit risk score for individuals calculated using the model developed by Fair, Isaac and Company. Any reference to a FICO score in a Facility Document shall mean the FICO score attributed to any Domestic Obligor at the time of sale of an interest in a Timeshare Property to such Domestic Obligor; provided that if there is more than one Domestic Obligor with respect to a Timeshare Loan, any reference to a FICO score in a Facility Document shall mean the FICO score attributed to, (i) if such Timeshare Loan was originated on or prior to November 30, 2005, either (A) the FICO score of the primary Domestic Obligor or (B) the average of the FICO Scores of the primary and secondary Domestic Obligor or (ii) if such Timeshare Loan was originated after November 30, 2005, the primary Domestic Obligor, in each case at the time of sale of an interest in a Timeshare Property to such Domestic Obligors.

“FICO 550 to 599 Loan Group” shall mean all Borrowing Base Loans for which the related Domestic Obligors have FICO scores in the range from and including 550 to and including 599.

“FICO 600 to 649 Loan Group” shall mean all Borrowing Base Loans for which the related Domestic Obligors have FICO scores in the range from and including 600 to and including 649.

“FICO 650 to 699 Loan Group” shall mean all Borrowing Base Loans for which the related Domestic Obligors have FICO scores in the range from and including 650 to and including 699.

“FICO 700 to 749 Loan Group” shall mean all Borrowing Base Loans for which the related Domestic Obligors have FICO scores in the range from and including 700 to and including 749.

“FICO 750 Plus Loan Group” shall mean all Borrowing Base Loans for which the related Domestic Obligors have FICO scores equal to or greater than 750.

“Financial Covenants” shall mean (A) the covenant contained in the Corporate Revolver Facility that relates to (1) Consolidated Tangible Net Worth, (2) the maximum ratio of Consolidated Total Debt to Consolidated Adjusted EBITDA and (3) minimum Consolidated Interest Coverage Ratio (as such terms are defined in the Corporate Revolver Facility), (B) the Minimum Consolidated Tangible Net Worth Floor Covenant and (C) any other numerical financial covenant or covenants found in the Corporate Revolver Facility, as and when required under the Corporate Revolver Facility.

“Fitch” shall mean Fitch, Inc.

“Foreign Country” shall mean a jurisdiction that is not the “United States” (as defined in Section 7701(a)(9) of the Code), Canada, Guam, Puerto Rico, the U.S. Virgin Islands or any of the territories of the United States.

“Foreign Obligor” shall mean an Obligor who is not a Domestic Obligor.

“Foreign Timeshare Loan” shall mean a Borrowing Base Loan for which the related Obligor is a Foreign Obligor.

“Foreign Timeshare Loan Group I” shall mean Borrowing Base Loans which are Foreign Timeshare Loans with an aggregate Loan Balance up to and including an amount equal to 25% of the Aggregate Loan Balance of all Borrowing Base Loans.

“Foreign Timeshare Loan Group II” shall mean Borrowing Base Loans which are Foreign Timeshare Loans with an aggregate Loan Balance in excess of 25% but less than 40% of the Aggregate Loan Balance of all Borrowing Base Loans.

“Funding Agent-Related Persons” shall mean the applicable Funding Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Funding Agent” shall have the meaning set forth in the Preliminary Statement of the Note Purchase Agreement.

“Funding Date” shall mean the Initial Funding Date or the date on which the Outstanding Note Balance is increased pursuant to Section 2.2 of the Note Purchase Agreement.

“Funding Period” shall mean, with respect to any portion of the Purchaser Invested Amount with respect to any Purchaser Group: (i) if such amount accrues interest by reference to the CP Rate in accordance with Section 2.8 of the Note Purchase Agreement, a period selected by the Funding Agent for such Purchaser Group and notified to the Issuer and with the consultation of the Issuer, it being understood that such Funding Agent shall have the sole right to choose such period; (ii) if such amount accrues interest by reference to the Adjusted LIBOR Rate in accordance with Section 2.8 of the Note Purchase Agreement, the period determined in accordance with Section 2.8 of the Note Purchase Agreement; (iii) if such amount accrues interest by reference to the Bank Base Rate in accordance with Section 2.8 of the Note Purchase Agreement, a period of from 1 to 30 days; provided, however, that whenever the last day of a Funding Period would otherwise occur on a day other than a Business Day, the last day of such Funding Period shall be extended to occur on the next succeeding Business Day.

“Funding Source” shall have the meaning set forth in Section 4.2 of the Note Purchase Agreement.

“GAAP” generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of the Financial Covenants, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1(t) of the Note Purchase Agreement. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in the Indenture and Servicing Agreement, then the Issuer and the Administrative Agent agree to enter into negotiations in order to amend such provisions of the Indenture and Servicing Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Performance Guarantor’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Issuer, the Administrative Agent and the Majority Facility Investors, all financial covenants, standards and terms in the Indenture and Servicing Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board, American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grant” shall mean to grant, bargain, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm.

“GRM Resort” shall mean a Resort operating under the Grand Residences by Marriott brand.

“Gross Excess Spread Percentage” shall mean for any Due Period the percentage equivalent of a fraction:

(A) the numerator of which is the product of:

(x) the sum of (i) all collections for such Due Period on the Borrowing Base Loans attributable to interest and (ii) amounts received from a Qualified Hedge Counterparty during such Due Period, minus the sum of (i) the Interest Distribution Amount on the related Payment Date, (ii) the Servicing Fee on the related Payment Date; and (iii) any Net Hedge Payment due on the related Payment Date;

(y) 360, divided by the actual number of days in such Due Period, and

(B) the denominator of which is the average of the Aggregate Loan Balance at the beginning and end of such Due Period.

“Hedge Agreement” shall mean collectively (i)(A) the related ISDA Master Agreement, the related Schedule to the ISDA Master Agreement, and the related Confirmation or (B) a long form confirmation, and (ii) to the extent applicable, pursuant to Section 3.03(b)(v) of the Indenture, an ISDA Credit Support Annex relating thereto.

“Hedge Agreement Collateral Posting Requirements” shall have the meaning set forth in Section 3.03(a)(ix) of the Indenture and Servicing Agreement.

“Hedge Amortization Schedule” shall mean the amortization schedule prepared from time to time by the Administrative Agent in accordance with Section 3.03(e) of the Indenture in connection with the Hedge Agreements based on (i) the timeshare loan data file prepared by the Issuer and the Servicer for the Administrative Agent and (ii) the commercially reasonable assumptions regarding payment, prepayment and defaults on the Timeshare Loans agreed upon by the Issuer and the Administrative Agent in writing.

“Hedge Collateral Account” shall mean the account established and maintained by the Indenture Trustee pursuant to Section 3.02(d) of the Indenture and Servicing Agreement.

“Hedge Collateral Amount” shall have the meaning specified in Section 3.03 of the Indenture and Servicing Agreement.

“Hedge Counterparty” shall mean the initial counterparty under a Hedge Agreement, and any Qualified Hedge Counterparty to such Hedge Agreement thereafter.

“Hedge Determination Date” shall mean the date that is 2 Business Days prior to a Determination Date.

“Hedge Event of Default or Termination Event” shall mean any event of default or termination event under a Hedge Agreement.

“Hedge Requirements” shall have the meaning specified in Section 3.03 of the Indenture and Servicing Agreement.

“Hedge Reserve Account” shall mean the account established and maintained by the Indenture Trustee pursuant to Section 3.02(e) of the Indenture and Servicing Agreement.

“Hedge Reserve Account Required Balance” shall mean for any Funding Date or Hedge Determination Date, the higher of two bids obtained by the Servicer from broker/dealers approved by the Administrative Agent regarding the purchase price of a Hedge Agreement in the form of an interest rate cap that meets the requirements of Section 3.03(b) for a notional amount equal to 95% of the Unhedged Outstanding Note Balance and based on the Hedge Amortization Schedule.

“Hedge Reserve Option” shall mean the Issuer’s revocable election to deposit Hedge Reserve Amounts to fully or partially fund the Hedge Reserve Account in lieu of providing Hedge Agreements pursuant to Section 3.03(c) of the Indenture and Servicing Agreement.

“Hedge Reserve Amounts” shall mean amounts deposited in the Hedge Reserve Account.

“Hedge Termination Payment” shall mean any termination payment due to a Hedge Counterparty as a result of a termination of a Hedge Agreement.

“Hedge Trigger Event” shall exist if (i) on a Hedge Determination Date, (A) the LIBOR Rate is greater than 3.00% or (B) to the extent that the Aggregate Loan Balance exceeds $0.00, the Gross Excess Spread Percentage is less than 7.00%, or (ii) an Amortization Event shall exist, or (iii) the Facility Termination Date shall have occurred.

“Highest Country Concentration” shall mean, with respect to all the Borrowing Base Loans, the Foreign Country with the highest concentration of Foreign Obligors, measured by Loan Balance.

“Highest Five State Concentration” shall mean, with respect to all the Borrowing Base Loans, the states in the United States with the five highest concentrations of Obligors, measured by Loan Balance.

“Highest Lawful Rate” shall have the meaning specified in Section 3 of the Sale Agreement.

“Highest State Concentration” shall mean, with respect to all the Borrowing Base Loans, the state in the United States with the highest concentration of Obligors, measured by Loan Balance.

“Highest Three Countries Concentration” shall mean, with respect to all the Borrowing Base Loans, the Foreign Countries with the three highest concentrations of Foreign Obligors, measured by Loan Balance.

“Holder” or “Noteholder” shall mean a holder of any Note.

“Increase” shall have the meaning set forth in Section 2.2(a) of the Note Purchase Agreement.

“Implied Hedged Amount” shall mean as of any date of determination, the sum of (i) the notional amount of interest rate caps that can be purchased with the amount on deposit in the Hedge Reserve Account divided by 95% and (ii) the notional amount of the Hedge Agreements divided by 90%.

“Indemnified Amounts” shall have the meaning set forth in Section 4.1 of the Note Purchase Agreement.

“Indemnified Parties” shall have the meaning set forth in Section 4.1 of the Note Purchase Agreement.

“Indenture and Servicing Agreement” shall mean the third amended and restated indenture and servicing agreement, dated as of September 1, 2014, among the Issuer, the Servicer, the Indenture Trustee and the Back-Up Servicer, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

“Indenture Trustee” shall mean Wells Fargo Bank, National Association, or such successor as set forth in Section 7.09 of the Indenture and Servicing Agreement.

“Indenture Trustee Expenses” shall mean reasonable out-of-pocket expenses of the Indenture Trustee incurred in connection with performance of the Indenture Trustee’s obligations and duties under the Indenture and Servicing Agreement.

“Indenture Trustee Fee” shall equal $1,500 per month.

“Initial Funding Date” shall mean the date initial advances are made on the Notes pursuant to Sections 2.2 and 3.3 of the Note Purchase Agreement.

“Initial Outstanding Note Balance” shall be zero on the Closing Date and thereafter shall have the meaning set forth in Section 2.1 of the Note Purchase Agreement.

“Initial Trial Balance” shall have the meaning specified in Section 5.19 of the Indenture and Servicing Agreement.

“Insurance Proceeds” shall mean (i) proceeds of any insurance policy, including property insurance policies, casualty insurance policies and title insurance policies and (ii) any condemnation proceeds, in each case which relate to the Timeshare Loans or the Timeshare Properties and are paid or required to be paid to, and may be retained by, the Issuer, any of its Affiliates or to any mortgagee of record.

“Intended Tax Characterization” shall have the meaning specified in Section 4.04(b) of the Indenture and Servicing Agreement.

“Interest Accrual Period” shall mean, with respect to a Payment Date, the period beginning on and including the immediately preceding Payment Date and ending on and excluding such Payment Date; provided that the initial Interest Accrual Period will begin on and include the Closing Date and end on and exclude the initial Payment Date.

“Interest Distribution Amount” shall mean for each Note on any Payment Date, the sum of:

(i) an amount equal to the Carrying Costs for the related Interest Accrual Period with respect to a Non-Conduit Committed Purchaser that holds such Note or the Purchaser Group in whose Funding Agent’s name such Note is registered, as applicable, as such amount is reported to the Indenture Trustee by the Administrative Agent or the Servicer, and

(ii) the related Usage Fees; and

(iii) any unpaid Interest Distribution Amounts from prior Payment Dates plus, to the extent permitted by law, interest thereon at the rate used to calculate the Carrying Cost plus the rate used to calculate the Usage Fees for such Payment Date.

“Issuer” shall mean Marriott Vacations Worldwide Owner Trust 2011-1, a Delaware statutory trust, together with its successors and permitted assigns.

“Issuer Order” shall mean a written order or request delivered to the Indenture Trustee and signed in the name of the Issuer by an Authorized Officer.

“Law” shall mean any applicable law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body or Governmental Authority.

“LIBOR Rate” shall mean, (a) with respect to any Funding Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Bloomberg L.P.’s Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two London Business Days prior to the first day of such Funding Period for a term equal to the length of such Funding Period, as determined in accordance with Section 2.8 of the Note Purchase Agreement or (b) with respect to any day during an Interest Accrual Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Bloomberg L.P.’s Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or any successor page or such other page or service as each Non-Conduit Committed Purchaser shall determine in its sole discretion) as the London interbank offered rate for deposits in U.S. dollars for a term of thirty (30) days at approximately 11:00 A.M. (London time) on such day, or if such day is not a London Business Day on the immediately preceding London Business Day; provided, however, if more than one rate is specified on the applicable page or screen, the applicable rate shall be the arithmetic mean of all such rates. If for any reason such rate is not available, the term “LIBOR Rate” shall mean, (a) for any Funding Period, the rate at which deposits in U.S. dollars are offered to the applicable Funding Agent (or if such Funding Agent does not provide a quote for such rate, the Administrative Agent) in the London interbank market at approximately 11:00 A.M. (London time) two London Business Days prior to the first day of such Funding Period for a term equal to the length of such Funding Period or (b) for any day during an Interest Accrual Period, the rate at which deposits in U.S. dollars are offered to the applicable Non-Conduit Committed Purchaser in the London interbank market at approximately 11:00 A.M. (London time) on such day, or if such day is not a London Business Day on the immediately preceding London Business Day for a term of thirty (30) days.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for security, security interest, claim, participation, encumbrance, levy, lien or charge.

“Liquidation” shall mean with respect to any Defaulted Timeshare Loan, the sale or compulsory disposition of the related Timeshare Property, following foreclosure, other enforcement action or the taking of a deed-in-lieu of foreclosure, to a Person other than the Servicer or the Issuer and the delivery of a bill of sale or the recording of a deed of conveyance with respect thereto, as applicable.

“Liquidation Expenses” shall mean, with respect to a Defaulted Timeshare Loan, the out-of-pocket expenses (exclusive of overhead expenses) incurred by the Servicer in connection with the performance of its obligations under Sections 5.03 (a) (vii) through (ix) in the Indenture and Servicing Agreement, including (i) any foreclosure and other repossession expenses incurred with respect to such Timeshare Loan, (ii) (a) if MORI or an Affiliate thereof (a “MVW Servicer”) is the Servicer, commissions and marketing and sales expenses incurred with respect to the sale of the related Timeshare Property or Vacation Interest (calculated as the MVW Average Marketing and Sales Percentage of the total liquidation or resale price of such Timeshare Property or Vacation Interest (expressed as a dollar figure)), or (b) if a MVW Servicer is no longer the Servicer or, a MVW Servicer in its sole discretion elects to permanently cease using the methodology described in (a) above, actual commissions and actual marketing and sales expenses incurred with respect to the sale of the related Timeshare Property or Vacation Interest, and (iii) any other fees and expenses reasonably applied or allocated in the ordinary course of business with respect to the Liquidation of such Defaulted Timeshare Loan (including any assessed timeshare association fees); provided, however, that in each case, any fees, expenses and commissions must be commercially reasonable and incurred in accordance with the Servicing Standard.

“Liquidation Proceeds” shall mean with respect to the Liquidation of any Defaulted Timeshare Loan, the amounts actually received by the Servicer in connection with such Liquidation including any rental income, less related rental expenses.

“Liquidity Agreement” shall mean an agreement between a Conduit and a Liquidity Provider evidencing the obligation of such Liquidity Provider to provide liquidity support, credit enhancement or asset purchase facilities for or in respect of any assets or liabilities of such Conduit in connection with the issuance by such Conduit of Commercial Paper or the borrowing by such Conduit of the proceeds of Commercial Paper.

“Liquidity Provider” shall mean the Person or Persons who will provide liquidity or program support to a Conduit in connection with the issuance by such Conduit of Commercial Paper or the borrowing by such Conduit of the proceeds of Commercial Paper.

“Loan Balance” shall mean, for any date of determination, the outstanding principal balance due under or in respect of a Timeshare Loan (including a Defaulted Timeshare Loan).

“Loan Number” shall mean, with respect to any Timeshare Loan, the number assigned to such Timeshare Loan by the Servicer, which number is set forth in the related Schedule of Timeshare Loans, as amended from time to time.

“London Business Day” shall mean, with respect to the determination of the LIBOR Rate, any Business Day other than a Business Day on which banking institutions in London, England trading in dollar deposits in the London interbank market are authorized or obligated by law or executive order to be closed.

“Lost Note Affidavit” shall mean the affidavit to be executed in connection with any delivery of a copy of an original Obligor Note in lieu of such original, in the form of Exhibit C attached to the Purchase Agreement and the Sale Agreement.

“Major Credit Card” shall mean a credit card issued by any VISA USA, Inc., MasterCard International Incorporated, American Express Company, Discover Bank or Diners Club International Ltd. credit card affiliate or member entity.

“Majority Facility Investors” shall mean at any time, Purchaser Groups and/or Non-Conduit Committed Purchasers having Commitment Percentages aggregating more than 51%.

“Majority Purchaser Group Investors” shall mean at any time, with respect to each Purchaser Group, the Alternate Purchasers with respect to such Purchaser Group having Alternate Purchaser Percentages aggregating more than 51%.

“Mandatory Redemption Date” shall mean the Payment Date occurring in the 13th calendar month after the calendar month in which the last Facility Termination Date occurs; provided, however, if, on the Facility Termination Date, an Amortization Event exists, the Mandatory Redemption Date shall mean the Payment Date occurring in the 6th calendar month after the calendar month in which the Facility Termination Date occurs.

“Margin Stock” shall have the meaning provided in Regulation U.

“Marriott International” shall mean Marriott International, Inc., a Delaware corporation.

“Marriott License Agreement” shall mean the license, services and development agreement, entered into on November 17, 2011 by and among Marriott International, MVW and the other signatories thereto pursuant to which, among other things, MVW is granted the exclusive right, for the term of such agreement, to use certain “Marriott” marks and intellectual property in connection with MVW’s Vacation Ownership Business.

“Material Adverse Effect” shall mean, with respect to any Person and any event or circumstance, a material adverse effect on (a) the business, properties, operations or condition (financial or otherwise) of such Person, (b) the ability of such Person to perform its respective obligations under any Facility Documents to which it is a party, (c) the validity or enforceability of, or collectability of amounts payable under, any Facility Documents to which it is a party, (d) the status, existence, perfection or priority of any Lien granted by such Person under any Facility Documents to which it is a party, or (e) the value, validity, enforceability or collectability of the Trust Estate.

“Minimum Consolidated Tangible Net Worth Floor Covenant” shall mean the requirement that the Consolidated Tangible Net Worth of MVW must be, at all times, at least $700,000,000.

“Miscellaneous Payments” shall mean, with respect to any Timeshare Loan, any amounts received from or on behalf of the related Obligor representing assessments, payments relating to real property taxes, insurance premiums, maintenance fees and charges and condominium association fees and any other payments not owed under the related Obligor Note.

“Misdirected Deposits” shall mean such payments that have been deposited into the Collection Account in error, including payments in respect of timeshare loans that have been repurchased or substituted for in accordance with the Transaction Documents deposited after the date such timeshare loans were repurchased or substituted for.

“Monthly Reports” shall have the meaning specified in Section 5.19(b) of the Indenture and Servicing Agreement.

“Monthly Servicer Report” shall have the meaning specified in Section 5.05 of the Indenture and Servicing Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“MORI” shall mean Marriott Ownership Resorts, Inc., a Delaware corporation.

“MORI Affiliated Manager” shall mean Marriott Resorts Hospitality Corporation, a wholly-owned subsidiary of MORI, Marriott Resorts Hospitality (Bahamas) Limited, a wholly owned subsidiary of Marriott Resorts Hospitality Corporation or another Affiliate of MORI, as applicable, together with their respective successors and assigns.

“Mortgage” shall mean the original recorded mortgage, deed of trust or other act or instrument creating a first priority lien on a Timeshare Property securing a Mortgage Loan, or a copy thereof certified by the applicable recording office.

“Mortgage Loan” shall mean any Timeshare Loan that is not a Right-To-Use Loan. As used in the Facility Documents, the term “Mortgage Loan” shall include the related Obligor Note, Mortgage and other security documents contained in the related Timeshare Loan File.

“MVC Trust” shall mean MVC Trust, a Florida land trust (Florida Land Trust No. 1082-0300-00) established pursuant to the MVC Trust Agreement.

“MVC Trust Agreement” shall mean that certain trust agreement, dated March 11, 2010, by and among MORI, First American Trust, FSB and MVC Trust Owners Association, a Florida corporation not for profit.

“MVC Trust Association” shall mean MVC Trust Owners Association, Inc., a Florida not-for-profit corporation

“MVC Trustee” shall mean First American Trust, FSB, as Trustee of the MVC Trust.

“MVW” shall mean Marriott Vacations Worldwide Corporation, a Delaware corporation.

“MVW Average Marketing and Sales Percentage” shall mean, with respect to any Payment Date, (a) the sum of the MVW Marketing and Sales Percentages for the three four-week accounting periods immediately preceding the first day of the calendar month in which such Payment Date occurs, divided by (b) three.

“MVW Entity” shall mean any of (a) the Issuer, (b) the Seller, (c) MORI and (d) the Performance Guarantor.

“MVW Marketing and Sales Percentage” shall mean (a) the marketing and sales expenses (including sales commissions) incurred by all resorts of the applicable Marriott Vacation Club International brand during a four-week accounting period, divided by (b) the aggregate sales revenue for all resorts of the applicable Marriott Vacation Club International brand during such four-week accounting period (expressed as a percentage).

“MVW Resort” shall mean a resort of any MVW brand, including but not limited to, Marriott Vacation Club, The Ritz-Carlton Club, The Ritz-Carlton Destination Club, Marriott Vacation Club Destinations and Grand Residences by Marriott, in which a fractional interest in one or more residential units or dwellings thereof has been conveyed to the MVC Trust.

“MVW Resort Association” shall mean a timeshare association relating to any MVW Resort.

“MVW Servicer” shall have the meaning set forth in the definition of Liquidation Expenses.

“MVW Unit” shall mean a residential unit or dwelling at a MVW Resort.

“Net Hedge Payment” shall mean the net amount, if any, then payable by the Issuer to the Hedge Counterparty under a Hedge Agreement, excluding any Hedge Termination Payment.

“Non-Conduit Committed Purchaser” shall mean any Purchaser which is designated as a Non-Conduit Committed Purchaser on Schedule I to the Note Purchase Agreement or in the Assignment and Assumption Agreement pursuant to which such Purchaser became a party to the Note Purchase Agreement, and any permitted assignee thereof.

“Non-Delayed Funding Purchaser” shall have the meaning specified in Section 2.2(f) of the Note Purchase Agreement.

“Non-Extending Purchaser” shall mean any Purchaser Group or Non-Conduit Committed Purchaser who shall not have agreed to an extension of its Facility Termination Date pursuant to Section 2.3(c) of the Note Purchase Agreement.

“Note Purchase Agreement” shall mean that second amended and restated note purchase agreement, dated the Amendment Effective Date, by and among the Issuer, the Seller, the Performance Guarantor, the Servicer, the Purchasers, Funding Agents and the Administrative Agent, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

“Note Register” shall have the meaning specified in Section 2.03(a) of the Indenture and Servicing Agreement.

“Note Registrar” shall have the meaning specified in Section 2.03(a) of the Indenture and Servicing Agreement.

“Noteholder FATCA Information” shall mean information sufficient to eliminate the imposition of, or determine the amount of, U.S. withholding tax under FATCA.

“Noteholder Tax Identification Information” shall mean properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, IRS Form W-9 (or applicable successor form) in the case of a person that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code or the appropriate IRS Form W-8, IRS Form W-8BEN-E or other applicable form (or applicable successor form) in the case of a person that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code).

“Notes” shall mean the Issuer’s Timeshare Loan-Backed Variable Funding Notes, Series 2011-1, issued pursuant to the Indenture and Servicing Agreement.

“Notes Increase Amount” shall have the meaning set forth in Section 2.2(a) of the Note Purchase Agreement.

“NPA Costs” shall mean, as of any Payment Date, the Breakage and Other Costs due and payable on such Payment Date in accordance with the Note Purchase Agreement.

“Obligations” shall have the meaning set forth in Section 1(a)(ii) of the Performance Guaranty.

“Obligor” shall mean a Person obligated to make payments under a Timeshare Loan.

“Obligor Note” shall mean the original, executed promissory note or other instrument of indebtedness evidencing the indebtedness of an Obligor under a Timeshare Loan, which note or instrument shall be substantially in the form of Exhibit B attached to the Sale Agreement, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note or instrument.

“Officer’s Certificate” shall mean a certificate executed by a Responsible Officer of the related party.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Opinion of Counsel” shall mean a written opinion of counsel, in each case reasonably acceptable to the addressees thereof.

“Originator” shall mean, with respect to a Timeshare Loan, the original lender, mortgagee or similar party.

“Other Issuer” shall mean any Person other than the Issuer that has entered into a receivables purchase agreement, transfer and administration agreement or other similar agreement with the applicable Conduit.

“Outstanding” shall mean, with respect to the Notes, as of any date of determination, all Notes theretofore authenticated and delivered under the Indenture and Servicing Agreement except:

(a) Notes theretofore canceled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;

(b) Notes or portions thereof for whose payment money in the necessary amount has been theretofore irrevocably deposited with the Indenture Trustee in trust for the holders of such Notes for the payment of principal; and

(c) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture and Servicing Agreement unless proof satisfactory to the Indenture Trustee is presented that any such Notes are held by a Person in whose hands the Note is a valid obligation; provided, however, that in determining whether the holders of the requisite percentage of the Outstanding Note Balance have given any request, demand, authorization, direction, notice, consent, or waiver hereunder, Notes owned by the Issuer or any Affiliate of the Issuer or any entity consolidated in MORI’s and/or MVW’s consolidated financial statements shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Indenture Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, or waiver, only Notes that a Responsible Officer of the Indenture Trustee actually has notice are so owned shall be so disregarded.

“Outstanding Note Balance” shall mean, as of any date of determination, the Initial Outstanding Note Balance plus (i) the aggregate amount of Increases made with respect to the Notes pursuant to the Indenture and Servicing Agreement and the Note Purchase Agreement, less (ii) the aggregate amount of all principal payments on the Notes on or prior to such date of determination, less (iii) the principal amount of any Notes cancelled pursuant to Section 2.13 of the Indenture and Servicing Agreement; provided, that any principal payments required to be returned to the Issuer shall be reinstated to the Outstanding Note Balance. For purposes of consents, approvals, voting or other similar acts of the Noteholders under any of the Facility Documents, “Outstanding Note Balance” shall exclude amounts with respect to Notes or interests in Notes which are held by the Issuer or any Affiliate of the Issuer or any entity consolidated in MORI’s and/or MVW’s consolidated financial statements.

“Owner” shall mean MVCO Series LLC, a Delaware limited liability company, or any subsequent owner of the beneficial interest in the Issuer.

“Owner Trustee” shall mean Wilmington Trust, National Association, or any successor thereof, acting not in its individual capacity but solely as trustee under the Trust Agreement.

“Owner Trustee Fee” shall equal $4,500 a year paid in accordance with Section 3.04 of the Indenture and Servicing Agreement.

“Participants” shall have the meaning set forth in Section 5.10(e) of the Note Purchase Agreement.

“Payment Date” shall mean the 20th day of each calendar month, or, if such date is not a Business Day, then the next succeeding Business Day, commencing in October 2011.

“PAC” shall mean an arrangement whereby an Obligor makes payments under the Timeshare Loan via pre-authorized debit.

“Percentage Interest” shall mean, as of any date with respect to any Purchaser Group or Non-Conduit Committed Purchaser, the percentage equivalent of a fraction, (i) the numerator of which is the outstanding principal amount on such date of the Note registered in the name of the Funding Agent for such Purchaser Group or such Non-Conduit Purchaser, as applicable and (ii) the denominator of which is the Outstanding Note Balance on such date.

“Performance Guarantor” shall mean MVW or its successor.

“Performance Guaranty” shall mean that second amended and restated performance guaranty, dated as of September 1, 2014, given by the Performance Guarantor in favor of the Issuer and the Indenture Trustee, as such guaranty may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

“Permitted Liens” shall mean, as to any Timeshare Property, (a) the lien of current real property taxes, maintenance fees, ground rents, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially interferes with the current use of the Timeshare Property or the security intended to be provided by the related Mortgage or with the Obligor’s ability to pay his or her obligations when they become due or materially and adversely affects the value of the Timeshare Property and (c) the exceptions (general and specific) set forth in the related title insurance policy, none of which, individually or in the aggregate, materially interferes with the security intended to be provided by such Mortgage or with the Obligor’s ability to pay his or her obligations when they become due or materially and adversely affects the value of the Timeshare Property.

“Permitted Transferee” shall mean any commercial paper conduit, bank, financial institution or other Person, as applicable (i) which is an existing Purchaser, (ii) the unsecured debt obligations of which are rated no lower than the applicable rating of the Purchaser from which it is purchasing an interest in a Note pursuant to Section 5.10 or (iii) to which the Issuer has consented becoming a Purchaser (such consent not to be unreasonably withheld).

“Person” shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“Post-Office Box” shall mean each post office box to which Obligors are directed to make payments in respect of the Timeshare Loans. A list of all Post-Office Boxes on the Amendment Effective Date has been provided by the Issuer (or its agent) to the Administrative Agent and the Indenture Trustee.

“Potential Amortization Event” shall mean an event which, but for the lapse of time or the giving of notice or both, would constitute an Amortization Event.

“Potential Event of Default” shall mean an event which, but for the lapse of time or the giving of notice or both, would constitute an Event of Default.

“Potential Servicer Event of Default” shall mean an event which, but for the lapse of time or the giving of notice or both, would constitute a Servicer Event of Default.

“Pre-Completion Loan” shall mean any Weeks-Based Timeshare Loan for which the related Unit is not completed and located in or on the floor or building in the Resort specified in the related Additional Timeshare Loan Supplement, or is not ready for occupancy by timeshare owners. A Timeshare Loan shall cease to be a Pre-Completion Loan on the date on which the related Unit’s construction has been completed in accordance with applicable brand standards and becomes available for occupancy by timeshare owners.

“Predecessor Servicer Work Product” shall have the meaning specified in Section 5.19 of the Indenture and Servicing Agreement.

“Prepayment Notice” shall have the meaning set forth in Section 10.01 of the Indenture and Servicing Agreement.

“Pricing Increase Notice” shall have the meaning set forth in Section 2.8(a) of the Note Purchase Agreement.

“Pricing Increase Rescission” shall have the meaning set forth in Section 2.8(a) of the Note Purchase Agreement.

“Principal Distribution Amount” shall mean an amount equal to the Borrowing Base Shortfall on such Payment Date.

“Processing Charges” shall mean any amounts due under an Obligor Note in respect of processing fees, service fees or late fees.

“Purchase Agreement” shall mean the second amended and restated purchase agreement, dated as of September 1, 2014, by and between MORI and the Seller pursuant to which MORI sells the Timeshare Loans to the Seller, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

“Purchase Contract” shall mean the purchase contract pursuant to which an Obligor purchased a Timeshare Property.

“Purchase Price” shall mean the original price of the Timeshare Property purchased by an Obligor.

“Purchasers” shall mean, collectively, the Conduits and the Committed Purchasers.

“Purchaser Addition Date” shall have the meaning set forth in Section 2.3(d) of the Note Purchase Agreement.

“Purchaser Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit B to the Note Purchase Agreement.

“Purchaser Commitment Amount” shall mean (x) with respect to any Purchaser Group, the aggregate Commitments of the Alternate Purchasers which are members of such Purchaser Group and (y) with respect to any Non-Conduit Committed Purchaser, the Commitment of such Non-Conduit Committed Purchaser. The Purchaser Commitment Amount with respect to each Purchaser Group or Non-Conduit Committed Purchaser shall be reduced to zero on the Facility Termination Date with respect to such Purchaser Group or Non-Conduit Committed Purchaser.

“Purchaser Fees” shall have the meaning specified in the Fee Letter.

“Purchaser Group” shall mean, collectively, a Conduit and the Alternate Purchaser or Alternate Purchasers with respect to such Conduit.

“Purchaser Invested Amount” shall mean, with respect to any Purchaser Group or Non-Conduit Committed Purchaser as of any date, such Purchaser Group’s or Non-Conduit Committed Purchaser’s Percentage Interest multiplied by the Outstanding Note Balance on such date.

“Purchaser Termination Date” shall mean, with respect to each Purchaser Group or Non-Conduit Committed Purchaser, the earlier of (i) the date on which an Amortization Event or an Event of Default occurs and (ii) two Business Days prior to the Facility Termination Date with respect to such Purchaser Group or Non-Conduit Committed Purchaser.

“Qualified Hedge Counterparty” shall mean (a) a counterparty to a Hedge Agreement which has a long-term unsecured debt rating of at least “A” from S&P and a short-term unsecured debt rating of at least “A-1” from S&P, or (b) a counterparty to an existing Hedge Agreement which experiences a downgrade by S&P below the ratings specified in clause (a) above but satisfies the Hedge Agreement Collateral Posting Requirements; provided that for purposes of this clause (b), a downgraded counterparty shall cease to be a Qualified Hedge Counterparty if such counterparty has a long-term unsecured debt rating below BBB- or has not been upgraded to meet the requirements of clause (a) above within 60 days of such downgrade.

“Qualified Substitute Timeshare Loan” shall mean a Timeshare Loan which on the related Transfer Date is an Eligible Timeshare Loan.

“Rating Agencies” shall mean S&P and Moody’s, or their permitted successors and assigns.

“RCC Resort” shall mean a Resort operating under The Ritz-Carlton Club brand.

“Receivables” shall mean all funds, collections and other proceeds of a Timeshare Loan including without limitation (i) all scheduled payments or recoveries made in the form of money, checks, and like items to, or a wire transfer or an automated clearinghouse transfer received by the Issuer, the Servicer or the Indenture Trustee in respect of such Timeshare Loan, and (ii) all amounts received by the Issuer, the Servicer or the Indenture Trustee in respect of the Related Security for such Timeshare Loan.

“Recipient” shall have the meaning set forth in Section 2.6 of the Note Purchase Agreement.

“Record Date” shall mean, with respect to any Payment Date, the close of business on the last Business Day of the month preceding the month in which such Payment Date occurs.

“Records” shall mean all Timeshare Loan Files and other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained with respect to Timeshare Loans and the related Obligors.

“Regulatory Change” shall have the meaning set forth in Section 4.2 of the Note Purchase Agreement.

“Related Additional Alternate Purchasers” shall have the meaning set forth in Section 2.3(d) of the Note Purchase Agreement.

“Related Commercial Paper” shall mean, with respect to any Conduit, the Commercial Paper of such Conduit, all or a portion of the proceeds of which were used to finance the acquisition or maintenance of an interest in the Notes.

“Related Security” shall mean with respect to any Timeshare Loan and with respect to the Purchase Agreement, the Sale Agreement or the Indenture and Servicing Agreement, as applicable, (i) all of the Purchaser’s, the Seller’s or the Issuer’s interest, as applicable, in the Timeshare Property arising under or in connection with the related Mortgage or Right-to-Use Agreement, and the related Timeshare Loan Files relating to such Timeshare Loan, but not including any Miscellaneous Payments, (ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Timeshare Loan, together with all mortgages, assignments and financing statements signed by an Obligor describing any collateral securing such Timeshare Loan, (iii) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Timeshare Loan, (iv) all other security and books, records and computer tapes relating to the foregoing and (v) with respect to the Indenture and Servicing Agreement, all of the Issuer’s right, title and interest in and to the Custodial Agreement and the Collection Account (or any other account into which collections in respect of the Timeshare Loans may be deposited from time to time).

“Relevant UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Renewal Fee Letter” shall mean, as the context shall require, the (i) Fee Letter among the Issuer, the Performance Guarantor, MORI, each Purchaser, the Administrative Agent, each Funding Agent and Non-Conduit Committed Purchaser relating to the Up-Front Renewal Fees to be paid in connection with the transactions consummated on the Amendment Effective Date, (ii) Fee Letter among the Issuer, the Performance Guarantor, MORI and the Structuring Agent relating to the Structuring Renewal Fee to be paid in connection with the transactions consummated on the Amendment Effective Date, or (iii) Fee Letter among the Issuer, MORI, the Performance Guarantor and the Administrative Agent relating to the Administrative Agent Fee to be paid to the Administrative Agent in connection with the transactions consummated on the Amendment Effective Date, in each case, as such fee letter may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

“Repurchase Price” shall mean with respect to any Timeshare Loan to be repurchased by the Seller pursuant to the Sale Agreement, a cash price equal to the Loan Balance of such Timeshare Loan as of the date of such repurchase, together with all accrued and unpaid interest on such Timeshare Loan at the related coupon rate to but not including the due date in the then current Due Period; provided that the “Repurchase Price” with respect to any Defaulted Timeshare Loan repurchased by the Seller pursuant to the Sale Agreement prior to the date which is two years after the Amendment Effective Date, shall mean a cash price equal to the Loan Balance of such Defaulted Timeshare Loan as of the date of such repurchase.

“Repurchased Timeshare Loans” shall mean the most seasoned $30,000,000 of Timeshare Loans that were part of the Securitized Portfolio and were released from the related securitization pursuant to a clean-up call, optional redemption or similar mechanism and subsequently sold by the Seller to the Issuer pursuant to the Sale Agreement and included as Borrowing Base Loans.

“Request for Release” shall be a request signed by the Servicer in the form attached as Exhibit B to the Custodial Agreement.

“Required Cap Rate” shall mean for any Interest Accrual Period and for any Hedge Agreement in the form of an interest rate cap, the weighted average coupon for the Borrowing Base Loans as of the last day of the related Due Period, less 8.50%.

“Required Facility Investors” shall mean at any time Purchaser Groups and/or Non-Conduit Committed Purchasers having Commitment Percentages aggregating more than 66 2⁄3%.

“Required Payments” shall mean with respect to any Payment Date, the items set forth in (i) through (xii) of Section 3.04(a) of the Indenture and Servicing Agreement without regard to Available Funds.

“Required Rating” shall have the meaning set forth in Section 3.7 of the Note Purchase Agreement.

“Reserve Account” shall mean the account maintained by the Indenture Trustee pursuant to Section 3.02(b) of the Indenture and Servicing Agreement.

“Reserve Account Draw Amount” shall have the meaning specified in Section 3.02(b)(ii) of the Indenture and Servicing Agreement.

“Reserve Account Required Balance” shall mean for any date of determination, 0.50% of the Aggregate Loan Balance of the Borrowing Base Loans.

“Reserve Account Required Funding Date Deposit” shall mean, as of any Funding Date, the amount required to be deposited on such Funding Date such that the amount on deposit in the Reserve Account is equal to the Reserve Account Required Balance. For purposes of calculating the Reserve Account Required Funding Date Deposit for a Funding Date, the Aggregate Loan Balance shall be measured as of the last day of the Due Period related to the immediately preceding Payment Date (or, with respect to the Additional Timeshare Loans conveyed on such Funding Date or Timeshare Loan conveyed during the same Due Period, the related Cut-off Date).

“Resort” shall mean any of the following resorts: Aruba Ocean Club; Aruba Surf Club; Barony Beach Club; BeachPlace Towers; Birch at Streamside; Canyon Villas; Crystal Shores; Custom House; Cypress Harbour; Desert Springs Villas; Desert Springs Villas II; Douglas at Streamside; Evergreen at Streamside; Fairway Villas; Frenchman’s Cove; Grand Chateau; Grande Ocean Resort; Grande Vista; Harbour Club; Harbour Lake; Harbour Pointe; Heritage Club; Imperial Palm Villas; Kauai Beach Club; Kauai Lagoons – Kalanipu’u; Ko Olina Beach Club; Lakeshore Reserve; Legends Edge; Manor Club at Ford’s Colony; Marriott Grand Residence Club, Lake Tahoe; Marriott Vacation Club Destinations (Points); Maui Ocean Club; Monarch; MountainSide; Mountain Valley Lodge; Newport Coast Villas; Oceana Palms; Ocean Pointe; OceanWatch; Royal Palms; Sabal Palms; St. Kitts Beach Club; Shadow Ridge; Summit Watch; Sunset Pointe; SurfWatch; The Ritz-Carlton Club, Aspen Highlands; The Ritz-Carlton Club, Lake Tahoe; The Ritz-Carlton Club, San Francisco; The Ritz-Carlton Club, St. Thomas; The Ritz-Carlton Club, Vail; Timber Lodge; Villas at Doral; Waiohai Beach Club; or Willow Ridge Lodge.

“Resort Associations” shall mean any of the following associations: 690 Market Club Owners Association; 690 Market Master Association; Aspen Highlands Condominium Association, Inc.; Association of Apartment Owners of Marriott’s Kauai Resort and Beach Club; Association of Apartment Owners of Maui Ocean Club; Association of Apartment Owners of Waiohai Beach Club; Association of Owners of Kalanipu’u Condominium; Barony Beach Club Owners’ Association, Inc.; BeachPlace Towers Condominium Association, Inc.; Birch at Streamside Condominium Association; Canyon Villas Vacation Owners Association;

Cooperatieve Vereniging Aruba Surf Club; Cooperatieve Vereniging Marriott Vacation Club International of Aruba; Crystal Shores Condominium Association, Inc.; Custom House Leasehold Condominium Association, LLC; Cypress Harbour Condominium Association, Inc.; Desert Springs Villas Master Association; Desert Springs Villas Timeshare Association; Desert Springs Villas II Timeshare Association; Douglas at Streamside Condominium Association; Evergreen at Streamside Condominium Association; Fairway Villas at Seaview Condominium Association, Inc.; Frenchman’ Cove Condominium Owners’ Association, Inc.; Grand Chateau Owners’ Association, Inc.; Grande Ocean Resort Owners’ Association, Inc.; Grande Vista of Orlando Condominium Association, Inc.; GRCLT Condominium, Inc.; Great Bay Condominium Owners Association, Inc.; HAB Condominium Association, Inc.; HAO Condominium Association, Inc.; Harbour Club Owners’ Association, Inc.; Harbour Pointe Owners’ Association, Inc.; Heritage Club Owner’s Association, Inc.; Highland P. U. D. Association; Highlands Resort Club Association, Inc.; Highlands Resort Condominium Association, Inc.; Hotel Breckenridge Condominium Association; Imperial Palm Villas Condominium Association, Inc.; Kalanipu’u Vacation Owners Association; Kauai Lagoons Community Association; Ko Olina Beach Club Vacation Owners Association; Lakeshore Reserve Condominium Association, Inc.; Legends Edge Condominium Association, Inc.; Manor Club at Ford’s Colony Condominium Association; Manor Club at Ford’s Colony Time-Share Association; Marriott’s Kauai Beach Club Owners Association; Maui Ocean Club Vacation Owners Association; Monarch at Sea Pines Owners’ Association, Inc.; Mountainside Condominium Association, Inc.; Mountain Valley Lodge Resort Owners Association, Inc.; MVC Trust Owners Association, Inc.; Newport Coast Villas Condominium Association; Newport Coast Villas Master Association; Newport Coast Villas Timeshare Association; Oceana Palms Condominium Association, Inc.; Ocean Pointe at Palm Beach Shores Condominium Association, Inc.; Oceanwatch Villas Owners Association; RC Social Club of San Francisco, Inc.; Royal Palms of Orlando Condominium Association, Inc.; Sabal Palms of Orlando Condominium Association, Inc.; St. Kitts Beach Club Condominium Owners’ Association; Shadow Ridge Condominium Association; Shadow Ridge Master Association; Shadow Ridge Timeshare Association; Summit Watch Resort Owners Association, Inc.; Summit Watch Condominium Owners Association, Inc.; Sunset Pointe Owners’ Association, Inc.; Surfwatch Owners Association; The Neighborhood Association, Inc.; Timber Lodge Condominium Association; Timber Lodge Timeshare Association; Vacation Way Recreation Association, Inc.; Villas at Doral Condominium Association, Inc.; Waiohai Beach Club Vacation Owners Association; WDL Vail Club Association, Inc.; and WDL Vail Condominium Association, Inc.

“Responsible Officer” shall mean (a) when used with respect to the Indenture Trustee, any officer assigned to the Corporate Trust Office, including any Managing Director, Vice President, Assistant Vice President, Secretary, Assistant Secretary, Assistant Treasurer, any trust officer or any other officer of the Indenture Trustee customarily performing functions similar to those performed by any of the above designated officers, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject; (b) when used with respect to the Servicer, any officer responsible for the administration or management of the Servicer’s servicing department; and (c) with respect to any other Person, the Chairman of the Board, the President, a Vice President, the Treasurer, the Secretary, an Assistant Secretary, or the manager of such Person.

“Retained Interest” shall mean a material net economic interest of not less than 5% of the sum of the Loan Balances of the Timeshare Loans.

“Retention Requirement Laws” shall mean (i) Articles 404-410 of the CRR, Commission Delegated Regulation (EU) No 625/2014 of 13 March 2014 and Commission Delegated Regulation (EU) No 602/2014 of 4 June 2014; (ii) Article 17 of the European Union Alternative Investment Fund Managers Directive (Directive 2011/61/EU), as supplemented by Section 5 of Chapter III of AIFMR; (iii) any draft or final guidance and technical standards published in relation thereto from time to time by the European Banking Authority (including any successor or replacement agency or authority) and/or the European Commission; and (iv) the guidelines and related documents previously published in relation to the preceding risk retention legislation by the European Banking Authority (and/or its predecessor, the Committee of European Banking Supervisors) which continues to apply to the provisions of Articles 404-410 of the CRR.

“Right-to-Use Agreement” shall mean with respect to a Right-to-Use Loan, collectively (A) the various instruments, including a Resort’s articles of association, a Resort’s timeshare plan, a Resort’s disclosure statement used in selling Units, any share purchase agreement with an Obligor associated with such Right-to-Use Loan, that among other things: (i) in consideration of the payment of a purchase price, including payment of the related Obligor Note, grants and conveys to the Obligor shares in the related Resort Association, which in turn grants the Obligor the license or right-to-use and occupy a Timeshare Property in a Resort, (ii) imposes certain obligations on the Obligor regarding payment of the related Obligor Note, the Obligor’s use or occupancy of the Timeshare Property and the payment of a maintenance fee to the management company, and (iii) grants the holder thereof certain rights, including the rights to payment of the related Obligor Note, and, in the circumstances provided therein, to terminate the Right-to-Use Agreement or revoke the Obligor’s rights under it, to reacquire any shares of the Resort’s association, and thereafter to resell the license or right-to-use and occupy the related Timeshare Property to another Person, (B) the related Vacation Interest, and (C) the related Purchase Contract.

“Right-to-Use Loan” shall mean a Timeshare Loan that is subject to a Right-to-Use Agreement. As used in the Facility Documents, the term “Right-to-Use Loan” shall include the related Obligor Note, the Right-to-Use Agreement and other security documents contained in the related Timeshare Loan File.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale Agreement” shall mean the second amended and restated sale agreement, dated as of September 1, 2014, by and between the Seller and the Issuer pursuant to which the Seller sells the Timeshare Loans to the Issuer, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

“Schedule of Timeshare Loans” shall mean the list of Timeshare Loans attached to an Additional Timeshare Loan Supplement (in respect of the Purchase Agreement and Sale Agreement) and a Supplemental Grant (in respect of the Indenture and Servicing Agreement) in electronic format, as amended from time to time to reflect repurchases and substitutions pursuant to the terms of the Purchase Agreement, Sale Agreement and the Indenture and Servicing Agreement, which list shall set forth the following information with respect to each Timeshare Loan as of the related Cut-Off Date, in numbered columns:

1	Loan Number
2	Name of Obligor
3	Timeshare Estate Unit(s)/Week(s)/Number(s)/Beneficial Interest Number(s)
4	Interest Rate Per Annum
5	FICO score
6	State of Residence
7	Country of Residence
8	Date of Origination
9	Original Loan Balance
10	Maturity Date (mm/yy)
11	Monthly Payment Amount
12	Original Term (in months)
13	Outstanding Loan Balance
14	Refinance
15	Right-to-Use Timeshare Estate
16	Pre-Completion Loan and Anticipated Completion Date

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Take-Out Date” shall mean the date of any Securitization Take-Out Transaction.

“Securitization Take-Out Transaction” shall mean any securitization or other financing of the assets securing the Notes whereby all or a portion of the Outstanding Note Balance of the Notes is repaid from the proceeds of such securitization or other financing.

“Securitized Portfolio” shall mean, as of any date, all timeshare loans originated by MORI or an Affiliate and financed by any special purpose entity and which are serviced by MORI including the timeshare loans in all term issuances, all warehouse facilities (other than the Notes) and other term securitization facilities that are outstanding as of such date.

“Securitized Portfolio Default Level” shall mean, for any Due Period, the quotient (expressed as a percentage) of (i)(A) the sum of the Loan Balances of all Timeshare Loans in the Securitized Portfolio that became Defaulted Timeshare Loans during such Due Period (other than Defaulted Timeshare Loans for which the related seller has exercised its option, if any, to repurchase or substitute pursuant to the related transaction documents) minus (B) any remarketing proceeds received during such Due Period in respect of any Defaulted Timeshare Loans for which the related seller did not exercise its option to repurchase or substitute, divided by (ii) the aggregate Loan Balance of all Timeshare Loans in the Securitized Portfolio on the first day of such Due Period.

“Securitized Portfolio Delinquency Level” shall mean, for any Due Period, the quotient (expressed as a percentage) of the sum of all Loan Balances of all Timeshare Loans (exclusive of Timeshare Loans that became Defaulted Timeshare Loans on or before the last day of such Due Period) included in the Securitized Portfolio that are 61 days or more delinquent on the last day of such Due Period (as determined by the Servicer in accordance with the Servicing Standard) divided by the aggregate Loan Balance of all Timeshare Loans in the Securitized Portfolio on the last day of such Due Period.

“Securitized Portfolio Three Month Rolling Average Default Percentage” shall mean for any Payment Date, the average of the Securitized Portfolio Default Levels for the last three Due Periods.

“Securitized Portfolio Three Month Rolling Average Delinquency Percentage” shall mean for any Payment Date, the average of the Securitized Portfolio Delinquency Levels for the last three Due Periods.

“Seller” shall mean MORI SPC Series Corp., a Delaware corporation.

“Servicing Fee” shall mean for any Payment Date, the product of one-twelfth of 0.50% and the Aggregate Loan Balance as of the beginning of the related Due Period or, with respect to any subsequent servicer, as otherwise determined pursuant to Section 5.04 of the Indenture and Servicing Agreement.

“Servicer” shall mean MORI, and any successor servicer appointed in accordance with the terms of the Indenture and Servicing Agreement.

“Servicer Event of Default” shall have the meaning specified in Section 5.04 of the Indenture and Servicing Agreement.

“Servicer Representative” shall mean the Servicer’s internal auditors, chief financial officer, treasurer or designee of the chief financial officer or treasurer.

“Servicing Officer” shall mean those officers of the Servicer involved in, or responsible for, the administration and servicing of the Timeshare Loans, as identified on the list of Servicing Officers furnished by the Servicer to the Indenture Trustee and the Noteholders from time to time.

“Servicing Standard” shall have the meaning specified in Section 5.01 of the Indenture and Servicing Agreement.

“St. Kitts Mortgage Loan” shall mean a Mortgage Loan originated in connection with purchases of interests at St. Kitts Beach Club.

“Standard Definitions” shall mean these Third Amended and Restated Standard Definitions, as amended.

“Stated Maturity” shall mean the Payment Date occurring in September 2036.

“Statutory Trust Statute” shall mean Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq., as the same may be amended from time to time.

“Step-Up CP Interest” shall mean, for any Interest Accrual Period with respect to any Purchaser Group, the excess of (i) the amount calculated for such Interest Accrual Period pursuant to subclause (a) of clause (x) of the definition of Carrying Costs with respect to such Purchaser Group over (ii) an amount equal to the product of (x) the average daily amount during such Interest Accrual Period of the portion of the Purchaser Invested Amount for such Purchaser Group funded by the Conduit with respect to such Purchaser Group, (y) a rate equal to the LIBOR Rate for the related Funding Period plus 1.00% and (z) the number of days in such Interest Accrual Period divided by 360.

“Structuring Agent” shall mean Deutsche Bank Securities Inc.

“Structuring Fee” shall have the meaning set forth in the Fee Letter.

“Structuring Renewal Fee” shall have the meaning set forth in the Renewal Fee Letter.

“Subsidiary” shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

“Substitution Shortfall Amount” shall mean with respect to a substitution pursuant to Section 4.06 of the Indenture and Servicing Agreement, an amount equal to the excess, if any, of (a) the Loan Balance of the Timeshare Loan being replaced as of the related Transfer Date, together with all accrued and unpaid interest on such Timeshare Loan at the related coupon rate to but not including the due date in the related Due Period over (b) the Loan Balance of the Qualified Substitute Timeshare Loan as of the related Transfer Date. If on any Transfer Date, one or more Qualified Substitute Timeshare Loans are substituted for one or more Timeshare Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on an aggregate basis.

“Successor Servicer” shall mean the Back-Up Servicer and its permitted successors and assigns, as provided in the Indenture and Servicing Agreement, upon succeeding to the responsibilities and obligations of the Servicer in accordance with Section 5.19 of the Indenture and Servicing Agreement.

“Supplemental Grant” shall mean with respect to any Additional Timeshare Loans and other related assets pledged to the Indenture Trustee pursuant to the Indenture, a Supplemental Grant substantially in the form attached as Exhibit C of the Indenture. The Supplemental Grant shall include a Schedule of Timeshare Loans for the related Additional Timeshare Loans and an updated Schedule of Timeshare Loans for all Borrowing Base Loans.

“Tape(s)” shall have the meaning specified in Section 5.19 of the Indenture and Servicing Agreement.

“Taxes” shall have the meaning set forth in Section 4.3 of the Note Purchase Agreement.

“Timeshare Loan” shall mean a Mortgage Loan, a Right-to-Use Loan or a Qualified Substitute Timeshare Loan subject to the lien of the Indenture and Servicing Agreement.

“Timeshare Loan Acquisition Price” shall mean on any date of determination, with respect to any Timeshare Loan, an amount equal to the fair market value of such Timeshare Loan as determined by MORI under the Purchase Agreement and by the Seller under the Sale Agreement, as applicable.

“Timeshare Loan Files” shall mean with respect to each Timeshare Loan and each Obligor:

(a) an original Obligor Note (or a Lost Note Affidavit and indemnity from the Seller with a copy of such Obligor Note attached thereto), executed by the Obligor, endorsed in the form “Pay to the order of                     , without recourse” (either directly on the Obligor Note or on an allonge thereto, which allonge may be a copy), by an Authorized Officer of the Seller showing a complete chain of endorsements from the original payee of the Obligor Note to the Seller;

(b) (x) if such Timeshare Loan is a Mortgage Loan (other than a St. Kitts Mortgage Loan), (i) an original Mortgage (or a copy thereof) with evidence that such Mortgage has been recorded in the appropriate recording office or (ii) until the original Mortgage has been returned to the originator of the Mortgage Loan by such recording office, a photocopy of an unrecorded Mortgage that has been delivered to such recording office, and the delivery of such copy of an original Mortgage or photocopy of an unrecorded Mortgage to the Custodian by the Issuer or the Servicer shall be deemed to be a certification by the Issuer that such copy or photocopy is a true and correct copy of the original Mortgage, or (y) if such Timeshare Loan is a St. Kitts Mortgage Loan, a copy of the recorded or stamped Mortgage;

(c) (x) if such Timeshare Loan is a Mortgage Loan (other than a St. Kitts Mortgage Loan), original assignments of the Mortgage (which may be a part of a blanket assignment of more than one Timeshare Loan), from the originator of the Mortgage Loan to the Indenture Trustee in recordable form but unrecorded, signed by an Authorized Officer of the originator of the Mortgage Loan or (y) if such Timeshare Loan is a St. Kitts Mortgage Loan, copies of the recorded assignments of the Mortgage from the originator of the St. Kitts Mortgage Loan to the Issuer;

(d) if such Timeshare Loan is a St. Kitts Mortgage Loan, (i) an original certificate of title (or a copy thereof) with evidence that such certificate of title has been stamped by the office of the Registrar of Titles of the Island of Saint Christopher in favor of the Indenture Trustee or (ii) until the original certificate of title has been returned to the Custodian or Servicer by such office, a photocopy of the certificate of title that has been delivered to such office, and the delivery of such copy of the original certificate of title to the Custodian by the Issuer or the Servicer shall be deemed to be a certification by the Issuer that such copy or photocopy is a true and correct copy of the original certificate of title;

(e) if such Timeshare Loan is a Mortgage Loan, an original lender’s title insurance policy or master policy (or a copy thereof) referencing such Mortgage Loan, when available, and if a copy, the delivery thereof to the Custodian by the Issuer shall be deemed to be a certification by the Issuer that such copy is a true an correct copy of such lender’s title insurance policy or master policy;

(f) an original or a copy of each guarantee, assumption, modification or substitution agreement, if any, which relates to the Timeshare Loan (including but not limited to the Obligor Note, Mortgage and Right-to-Use Agreement, as applicable), and if a copy, the delivery thereof to the Custodian by the Issuer or the Servicer shall be deemed to be a certification by the Issuer that such copy is a true and correct copy of such guarantee assumption, modification or substitution agreement;

(g) if such Timeshare Loan is a Right-to Use Loan, the original related Right-to-Use Agreement and any related pledge and security agreements (or copies thereof), and if copies, the delivery thereof to the Custodian by the Issuer or the Servicer shall be deemed to be a certification by the Issuer that such copies are true and correct copies of such Right-to-Use Agreement and related pledge and security agreements, provided, however, that each Timeshare Loan File shall not include any documents attached to or delivered to an Obligor with a Right-to-Use Agreement that are not signed by the parties to the Right-to-Use Agreement and are delivered in identical form to all Obligors (such as articles of association, a timeshare plan and a public disclosure statement) if copies of such documents have been delivered to the Custodian by the Issuer or the Servicer, and such delivery to the Custodian shall be deemed to be a certification by the Issuer that such copies are true and complete copies of such documents;

(h) if such Timeshare Loan is a Right-to Use Loan, a copy of the related Vacation Interest representing membership in the related timeshare association of the related Resort;

(i) an original fully executed Purchase Contract (or a copy thereof), and if a copy, the delivery thereof to the Custodian by the Issuer or the Servicer shall be deemed to be a certification by the Issuer that such copy is a true and correct copy of such Purchase Contract, unless (i) the Timeshare Loan File represents the refinancing of a timeshare loan, in which event no related Purchase Contract shall be included or (ii) a complete Purchase Contract is not available, in which event such portions as are available shall be included in the Timeshare Loan File and the delivery of any portions of a Purchase Contract to the Custodian by the Issuer or the Servicer shall be deemed to be a certification by the Issuer that such portions constitute the only portions that are available; and

(j) all other documents related to such Timeshare Loan including any Trailing Documents immediately upon receipt by the Trustee.

“Timeshare Loan Servicing Files” shall mean, with respect to each Timeshare Loan and each Obligor a copy of the Timeshare Loan Files and all other papers and computerized records customarily maintained by the Servicer in servicing timeshare loans comparable to the Timeshare Loans.

“Timeshare Loan Update Memo” shall mean any memorandum executed by an authorized representative of Servicer and delivered to Custodian from time to time that provides additional or modified information in respect of any Timeshare Loan or Timeshare Loan File.

“Timeshare Property” shall mean Weeks-Based Timeshare Property or Beneficial Interests, as the case may be, and the rights granted thereunder to the Issuer (as assignee of the originator of such loan), which secure a Timeshare Loan.

“Trailing Document” shall mean any additional documentation related to a Timeshare Loan or supplemental to a Timeshare Loan File delivered to the Custodian following its initial receipt of the relevant Timeshare Loan File and immediately incorporated into such relevant Timeshare Loan File by the Custodian upon receipt.

“Transfer Date” shall mean with respect to a Qualified Substitute Timeshare Loan, the date on which the Issuer acquires such Qualified Substitute Timeshare Loan from the Seller and Grants such Qualified Substitute Timeshare Loan to the Indenture Trustee to be included as part of the Trust Estate.

“Transition Expenses” shall mean any documented costs and expenses (other than general overhead expenses) incurred by the Back-Up Servicer should it become the Successor Servicer as a direct consequence of the termination or resignation of the initial Servicer and the transition of the duties and obligations of the initial Servicer to the Successor Servicer.

“Treasury Regulations” shall mean final, temporary and proposed regulations promulgated by the U.S. Treasury pursuant to the Code.

“Trust Accounts” shall mean collectively, the Collection Account, the Reserve Account, the Control Accounts, the Hedge Collateral Account, the Hedge Reserve Account and such other accounts established by the Indenture Trustee pursuant to Section 3.01(a) of the Indenture and Servicing Agreement.

“Trust Agreement” shall mean that certain amended and restated trust agreement, dated the Closing Date, by and between the Owner and the Owner Trustee.

“Trust-Based Timeshare Loan” shall mean a Timeshare Loan secured by a Beneficial Interest.

“Trust Estate” shall have the meaning specified in the Granting Clause of the Indenture and Servicing Agreement.

“UCC” shall mean, with respect to any jurisdiction, the uniform commercial code then in effect in such jurisdiction.

“Unhedged Outstanding Note Balance” shall mean for any date of determination, an amount equal to the greater of (A) $0 and (B) (i) the Outstanding Note Balance minus (ii) the notional amount of the Hedge Agreements divided by 90%.

“Unit” shall mean a residential unit or dwelling at a Resort.

“Unused Fees” shall mean with respect to any Purchaser Group or any Non-Conduit Committed Purchaser, the product of:

(i) the Unused Rate; and

(ii) the excess of (x) its average daily Purchaser Commitment Amount during the related Interest Accrual Period over (y) its average daily Purchaser Invested Amount during the related Interest Accrual Period; and

(iii) the number of days in such Interest Accrual Period, divided by 360.

“Unused Rate” shall mean with respect to any day during an Interest Accrual Period:

(i) if the Outstanding Note Balance on such day divided by the Facility Limit is greater than 50%, 0.50%, and

(ii) if the Outstanding Note Balance on such day divided by the Facility Limit is less than or equal to 50%, 0.55%.

“Up-Front Fees” shall have the meaning specified in the Fee Letter.

“Up-Front Renewal Fees” shall have the meaning specified in the Renewal Fee Letter.

“Upgrade” shall mean, with respect to a Timeshare Loan, a situation in which an Obligor elects to upgrade the related Timeshare Property or to purchase additional Timeshare Properties and enters into a new timeshare loan secured by the upgraded Timeshare Property or the original Timeshare Property and the additional Timeshare Properties.

“Usage Fees” shall mean shall mean with respect to any Purchaser Group or any Non-Conduit Committed Purchaser, the product of:

(i) the Usage Rate; and

(ii) its average daily Purchaser Invested Amount during the related Interest Accrual Period; and

(iii) the number of days in such Interest Accrual Period, divided by 360.

“Usage Rate” shall mean 1.00%.

“Usage Step-Up Fees” shall mean with respect to any Purchaser Group or any Non-Conduit Committed Purchaser, the product of:

(i) the Usage Step-Up Rate;

(ii) its average daily Purchaser Invested Amount during the related Interest Accrual Period; and

(iii) the number of days in such Interest Accrual Period, divided by 360.

“Usage Step-Up Rate” shall mean (i) upon the earlier of the occurrence of an Amortization Event or the Facility Termination Date until an Event of Default has occurred and is continuing, 1.50% or (ii) if an Event of Default has occurred and is continuing, 2.00%.

“USAP” shall have the meaning specified in Section 5.05(c) of the Indenture and Servicing Agreement.

“Vacation Interest” shall mean the vacation certificate or stock certificate issued by and evidencing membership in a homeowner’s association of a Resort pursuant to which the owner thereof has a license or right-to-use a Timeshare Property at a Resort.

“Vacation Ownership Business” shall mean the development, sale, management, marketing, operation or financing of (1) timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, points club, and other forms of products, programs and services wherein purchasers acquire an ownership interest, use right or other entitlement to use one or more of certain determinable accommodations and associated facilities in a system of units and facilities on a recurring, periodic basis and pay for such ownership interest, use right or other entitlement in advance (whether payments are made in lump-sum or periodically over time), and (2) associated exchange programs.

“Warehouse Portfolio” shall mean, as any date of determination, all Timeshare Loans owned by the Issuer.

“Warehouse Portfolio Default Level” shall mean, for any Due Period, the quotient (expressed as a percentage) of (i)(A) the sum of the Loan Balances of all Timeshare Loans in the Warehouse Portfolio that became Defaulted Timeshare Loans during such Due Period (other than Defaulted Timeshare Loans for which the Seller has exercised its option to repurchase or substitute pursuant to Section 6(b) of the Sale Agreement) minus (B) any remarketing proceeds received during such Due Period in respect of any Defaulted Timeshare Loans for which the Seller did not exercise its option to repurchase or substitute, divided by (ii) the Aggregate Loan Balance on the first day of such Due Period.

“Warehouse Portfolio Delinquency Level” shall mean, for any Due Period, the quotient (expressed as a percentage) of the sum of all Loan Balances of all Timeshare Loans (exclusive of Timeshare Loans that became Defaulted Timeshare Loans on or before the last day of such Due Period) included in the Warehouse Portfolio that are 61 days or more delinquent on the last day of such Due Period (as determined by the Servicer in accordance with the Servicing Standard) divided by the Aggregate Loan Balance on the last day of such Due Period.

“Warehouse Portfolio Three Month Rolling Average Default Percentage” shall mean for any Payment Date, the average of the Warehouse Portfolio Default Levels for the last three Due Periods.

“Warehouse Portfolio Three Month Rolling Average Delinquency Percentage” shall mean for any Payment Date, the average of the Warehouse Portfolio Delinquency Levels for the last three Due Periods.

“Weeks-Based Timeshare Loan” shall mean a Timeshare Loan secured by a Weeks-Based Timeshare Property.

“Weeks-Based Timeshare Property” shall mean the contractual rights regarding a Unit that is the subject of a Right-to-Use Agreement, or the timeshare fee or other estate regarding a Unit.